Exhibit 4.2

WALTHAM WOODS CORPORATE CENTER

880 WINTER STREET

WALTHAM, MASSACHUSETTS

Lease Dated May 31, 2022 (the “Execution Date”)

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 880 Winter Street, Waltham, Massachusetts 02451.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

Reference Data

1.1	Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	BXP Waltham Woods LLC, a Delaware limited liability company

Landlord’s Original Address	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Landlord’s Construction Representative:	Name/Email: Phil Cregg pcregg@bxp.com

Tenant:	Lyra Therapeutics, Inc., a Delaware corporation

Tenant’s Original Address:	480 Arsenal Way Watertown, MA 02472

Tenant’s Construction Representative:	Name/Email: jcavalier@lyratx.com

Tenant’s Email Address for Insurance Matters:	jcavalier@lyratx.com

Commencement Date:	As defined in Section 2.4 of this Lease.

Rent Commencement Date:	The date that is two (2) months after the Commencement Date.

Estimated Commencement Date:	May 1, 2023

Term or Lease Term (sometimes called the “Original Term”):	Ten (10) years following the Rent Commencement Date (plus the partial month, if any, immediately following the Rent Commencement Date), unless extended or sooner terminated as provided in this Lease.

Extension Option:	One (1) period of five (5) years as provided in and on the terms set forth in Section 9.18 hereof.

The Site:	That certain parcel of land known as and numbered 880 Winter Street, Waltham, Middlesex County, Massachusetts.

The Building:	The Building known as and numbered 880 Winter Street, Waltham, Massachusetts.

The Property:	The Building together with all common areas, parking areas and decks located on the Site.

Office Park:

That certain office park known as Waltham Woods Corporate Center, containing the Property and an adjacent parcel of land with an additional building known as and numbered 890 Winter Street, Waltham, Massachusetts, which Office Park is more particularly described in Exhibit A attached hereto.

Tenant’s Premises:	A portion of the second (2nd) floor of the Building in accordance with the floor plan annexed hereto as Exhibit D and incorporated herein by reference.

Number of Parking Spaces:

Eighty-seven (87) (being three (3) spaces per 1,000 square feet of the Rentable Floor Area of the Premises). Eighty-two (82) of such spaces shall be unreserved parking spaces (“Unreserved Parking Spaces”) and five (5) of such spaces shall be reserved spaces (“Garage Parking Spaces”) located generally within the garage (“Garage”) underneath the Building.

Annual Fixed Rent:

(a)     From and after the Rent Commencement Date and through the remainder of the Original Term of this Lease, Annual Fixed Rent shall be payable by Tenant as follows:

Rent YearRate PSFAnnual Fixed RentRent Year 1$75.50  $2,178,779.00 Rent Year 2$77.77  $2,244,286.66 Rent Year 3$80.10  $2,311,525.80 Rent Year 4$82.50  $2,380,785.00 Rent Year 5$84.98  $2,452,352.84 Rent Year 6$87.53  $2,525,940.74 Rent Year 7$90.15  $2,601,548.70 Rent Year 8$92.86  $ 2,679,753.88 Rent Year 9$95.64  $2,759,979.12 Rent Year 10$98.51  $2,842,801.58

(b)    During the extension option period (if exercised), as determined pursuant to Section 9.18.

Rent Year:

Rent Year 1 shall be the twelve-(12)-month period commencing as of the Rent Commencement Date, except that if the Rent Commencement Date occurs on other than the first day of a calendar month, then Rent Year 1 shall commence as of the Rent Commencement Date and shall end on the last day of the calendar month in which the first anniversary of the Rent Commencement Date occurs.  Each Rent Year after Rent Year 1 shall be the twelve-(12)-month period immediately following the preceding Rent Year.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of the Premises:	Approximately 28,858 square feet. Neither Landlord nor Tenant shall have the right to re-measure the Premises following the date of execution of this Lease.

Total Rentable Floor Area of the Building:	Approximately 243,615 square feet.
Tenant’s Share:

A fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the Total Rentable Floor Area of the Building.  As of the date of execution of this Lease, Tenant’s Share with respect to the Premises is 11.85%.

Permitted Use:	Subject to Legal Requirements, research, development and laboratory use together with general office uses related to the same, and other ancillary uses related to the foregoing.

Broker:	JLL

Security Deposit:	$1,089,389.00.

Guarantor:	None.

1.2	Table of Articles and Sections

ARTICLE I1

Reference Data1

1.1	Subjects Referred To1
1.2	Table of Articles and Sections4
Exhibits	6

ARTICLE II7

Building, Premises, Term and Rent7

2.1	The Premises7
2.2	Rights to Use Common Facilities7
2.3	Landlord’s Reservations8
2.4	Habendum9
2.5	Fixed Rent Payments9
2.6	Operating Expenses10
2.7	Real Estate Taxes14
2.8	Tenant Electricity16
2.9	On-Site Generator18
2.10	Signage19
2.11	Tenant’s Access19

ARTICLE III20

Condition of Premises; Alterations20

3.1	Preparation of Premises20

ARTICLE IV21

Landlord’s Covenants; Interruptions and Delays21

4.1	Landlord Covenants21
4.2	Interruptions and Delays in Services and Repairs, Etc.22

ARTICLE V24

Tenant’s Covenants24

5.1	Payments24
5.2	Repair and Yield Up24
5.3	Use25
5.4	Hazardous Materials25
5.5	Obstructions; Items Visible From Exterior; Rules and Regulations30
5.6	Safety Appliances30
5.7	Assignment; Sublease31
5.8	Right of Entry36
5.9	Floor Load; Prevention of Vibration and Noise37
5.10	Personal Property Taxes37
5.11	Compliance with Laws37
5.11	Payment of Litigation Expenses38

5.13	Alterations38
5.14	Vendors40
5.15	OFAC40
5.16	Cleaning of Premises40
5.17	Pest Control.41
5.18	Energy Conservation.41
5.19	Recycling.41

ARTICLE VI41

Casualty and Taking41

6.1	Damage Resulting from Casualty41
6.2	Uninsured Casualty43
6.3	Rights of Termination for Taking43
6.4	Award44

ARTICLE VII44

Default44

7.1	Tenant’s Default44
7.2	Landlord’s Default48

ARTICLE VIII48

Insurance and Indemnity48

8.1	Tenant’s Indemnity48
8.2	Tenant’s Risk50
8.3	Tenant’s Commercial General Liability Insurance51
8.4	Tenant’s Property Insurance51
8.5	Tenant’s Other Insurance52
8.6	Requirements for Tenant’s Insurance53
8.7	Additional Insureds53
8.8	Certificates of Insurance54
8.9	Subtenants and Other Occupants54
8.10	No Violation of Building Policies54
8.11	Tenant to Pay Premium Increases55
8.12	Landlord’s Insurance55
8.13	Waiver of Subrogation55
8.14	Tenant’s Work56

ARTICLE IX56

Miscellaneous Provisions56

9.1	Waiver56
9.2	Cumulative Remedies57
9.3	Quiet Enjoyment57
9.4	Notice to Mortgagee and Ground Lessor58
9.5	Assignment of Rents58
9.6	Surrender59
9.7	Brokerage59
9.8	Invalidity of Particular Provisions60
9.9	Provisions Binding, Etc.60
9.10	Recording; Confidentiality60
9.11	Notices60

9.12	When Lease Becomes Binding and Authority61
9.13	Section Headings61
9.14	Rights of Mortgagee62
9.15	Status Reports and Financial Statements62
9.16	Self-Help63
9.17	Holding Over63
9.18	Extension Option64
9.19	Security Deposit65
9.20	Late Payment66
9.21	Tenant’s Payments66
9.22	Waiver of Trial By Jury67
9.23	Electronic Signatures67
9.24	Governing Law67
9.25	Light and Air67
9.26	Name of Building68
9.27	Force Majeure68

Exhibits

There are incorporated as part of this Lease:

Exhibit A--Description of Office Park

Exhibit B-1--Work Agreement

Exhibit B-2--Base Building Spec

Exhibit B-3--Fit Plan

Exhibit B-4--Equipment Matrix

Exhibit B-5--RCP Plan

Exhibit B-6--Long Lead Item List

Exhibit C--Landlord’s Services

Exhibit D--Floor Plan

Exhibit D-1--Plan of Location of Emergency Generator

Exhibit D-2--Plan of Location of pH Neutralization System

Exhibit E--Form of Declaration Affixing the Commencement Date of Lease

Exhibit F--Form of Letter of Credit

Exhibit G	--Intentionally Deleted

Exhibit H--Form of Certificate of Insurance

Exhibit I--List of Mortgages

Exhibit J--Intentionally Omitted

Exhibit K--Broker Determination of Prevailing Market Rent

ARTICLE II

Building, Premises, Term and Rent

2.1	The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Premises in the Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building and if Tenant’s Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and restrooms located on such floor. Tenant’s Premises with such exclusions is hereinafter referred to as the “Premises.”

2.1.1[Intentionally Omitted]

2.2	Rights to Use Common Facilities

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non- exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) common walkways and driveways necessary for access to the Building, and (c) if the Premises include less than the entire rentable floor area of any floor, the common restrooms, corridors and elevator lobby of such floor. Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises except as may be required by applicable law. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its sole discretion.

2.2.1Tenant’s Parking

In addition, Tenant shall have the right to use, at no additional cost, in the parking areas on the Site the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles in Unreserved Parking Spaces, and excepting for the Reserved Parking Spaces, in common with use by other tenants from time to time of the Property, provided, however, that Landlord shall not be obligated to furnish stalls or spaces on the Site specifically designated for Tenant’s use. In the event that the Rentable Floor Area of the

Premises decreases at any time during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be reduced proportionately. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site and in the Garage. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.7. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or in the Garage or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3	Landlord’s Reservations

So long as such changes do not materially adversely affect or unreasonably interfere with Tenant’s use of the Premises, and that Landlord provides reasonable notice prior to making such changes to the extent such changes are within the Premises, Landlord reserves the right from time to time: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to perform, or cause to be performed, construction in the common areas and facilities or other leased areas on the Property or in the Office Park and (c) to reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises on the Property or in the Office Park, to create additional rentable areas through use or enclosure of common areas, and to dedicate roads within the Office Park for public use. Installations, replacements and relocations referred to in clause (a) above shall be located only in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

Landlord reserves and excepts for its benefit all rights of ownership and use in all respects outside the Premises, including without limitation, the Building and all other structures and improvements and parking areas and common areas in the Office Park or on the Site. Without limitation of the foregoing reservation of rights by Landlord, it is understood that in its sole discretion Landlord shall have the right to change and rearrange the common areas, to change, relocate and eliminate facilities therein, to erect new buildings thereon, to permit the use of or lease all or part thereof and to sell, lease or dedicate all or part thereof to public use; and further that Landlord, shall have the right to make changes in, additions to and eliminations from the Building and other structures and improvements in the Office Park or on the Site, the Premises excepted; provided however that Tenant, its employees, agents, clients, customers, and invitees shall at all times have reasonable access to the Building and Premises and the access to and visibility of the Premises shall not be materially diminished.

2.4	Habendum

Tenant shall have and hold the Premises for a period commencing on the earlier of (a) that date on which the Landlord’s Work is Substantially Completed (as defined in Exhibit B-1 hereof), or (b) that date on which Tenant commences occupancy of any portion of the Premises for the Permitted Uses (such date being the “Commencement Date”), and continuing for the Term unless sooner terminated pursuant to the provisions of this Lease or unless extended as provided in Section 9.18.

As soon as may be convenient after the date has been determined on which the Term commences as aforesaid, Landlord and Tenant agree to join with each other in the execution of a written Declaration Affixing the Commencement Date of Lease, in the form of Exhibit E, in which the date on which the Term commences as aforesaid and the Term of this Lease shall be stated. If Tenant fails to execute such Declaration Affixing the Commencement Date of Lease, the Commencement Date and Lease Term shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

2.5	Fixed Rent Payments

Tenant agrees to pay to Landlord, on the Rent Commencement Date and thereafter monthly, in advance, (1) on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (2) on the first day of each and every calendar month during the extension option period (if exercised), a sum equal to (a) one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 9.18 for the extension option period. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Landlord either (i) via the VersaPay ARC, Boston Properties on-line Tenant Portal for which an invite will be sent to Tenant from the VersaPay ARC platform from the email address noreply@versapay.com (please contact Landlord at ARDept@bxp.com with any inquiries respecting VersaPay), (ii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012 referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address or (iii) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date (unless otherwise stated herein); and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6	Operating Expenses

“Landlord’s Operating Expenses” means the cost of operation of the Building and the Site (including, without limitation, costs associated with the operation of other portions of the Office Park and other off site areas pursuant to matters of record, to the extent allocable to the Property) which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site; water, sewer, electric, gas, oil and telephone charges associated with the common areas of the Building and the Site (excluding utility charges separately chargeable to tenants); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; cost of operating, maintaining and cleaning the cafeteria, fitness center, shuttle services, any shared conference facilities or any other amenities serving the Building; payments under service contracts with independent contractors; management fees at reasonable rates for self-managed buildings consistent with the type of occupancy and the service rendered, but in no event in excess of three percent (3%) of the aggregate base rents collected at the Building; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building; all costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income. Landlord’s Operating Expenses shall include depreciation for capital expenditures made by Landlord during the Lease Term (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are now or hereafter in force (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”), plus in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located, and depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Landlord’s Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal.

Notwithstanding the foregoing, the following costs and expenses shall be excluded from Landlord’s Operating Expenses:

1.

principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building;

2.

the cost of any items to the extent to which such cost is reimbursed to Landlord by tenants of the Property (other than pursuant to this Section 2.6), or other third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

3.	capital improvements to the Property other than those provided in this Section 2.6;

4.

the cost of repairs incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement), to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease;

5.

expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant or which is not made generally to or for the benefit of the Building or Office Park;

6.

the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

7.

legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

8.

interest, fines or penalties for late payment or violations of Legal Requirements by Landlord~~,~~ if any, except to the extent incurring such expense is either (a) a reasonable business expense under the circumstances or (b) caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

9.

except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in buildings similar to the Building in the vicinity of the Building;

10.

costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Property and Office Park, including, without limitation, entity accounting and legal matters;

11.

the cost of remediation and removal of “Hazardous Materials” (as that term is defined in Section 5.4(b) below) in the Building or on the Office Park required by “Environmental Laws” (as that term is defined in Section 5.4(a) below), provided, however, that the provisions of this clause 11 shall not preclude the inclusion of costs with respect to materials (whether existing at the Property as of the date of this Lease or subsequently introduced to the Property) which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 5.4(e) of this Lease for all costs of remediation and removal of Hazardous Materials to the extent caused by Tenant Parties;

12.

contributions to charitable or political organizations in excess of amounts typically spent for such contributions in Class A office buildings of comparable quality in the competitive area of the Building;

13.	nonrecurring costs for the repair or replacement of any structural portion of the Building made necessary as a result of latent defects in the original design, workmanship or materials;

14.

the cost of acquiring sculptures, paintings or other objects of fine art in the Building in excess of amounts typically spent for such items in Class A office buildings of comparable quality in the competitive area of the Building; and

15.	fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building.

To the extent that Landlord owns other buildings in the Office Park, Landlord’s Operating Expenses that relate to the common areas of the Office Park (and not exclusively to the Building or exclusively to any other buildings within the Office Park) shall be reasonably allocated by Landlord among all such buildings in the Office Park.

In the event any facilities, services or utilities used in connection with the Building are provided from another building owned or operated by Landlord in the Office Park, or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Landlord’s Operating

Expenses by Landlord on a reasonably equitable basis.

Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Operating Expenses at the time and in the fashion herein provided for the payment of Annual Fixed Rent.  Landlord may make a good faith estimate of Tenant’s Share of Operating Expenses for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Expenses for such fiscal year and/or part thereof divided by the number of months therein.  Landlord may estimate and re-estimate Tenant’s Share of Operating Expenses and deliver a copy of the estimate or re-estimate to Tenant.  Thereafter, the monthly installments of Tenant’s Share of Operating Expenses shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Share of Operating Expenses as estimated by Landlord.

Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Expenses are available for each calendar year.  As of the date of execution of this Lease, the Property’s calendar year is January 1 – December 31.

If the Rent Commencement Date or the expiration date of the Lease Term occurs in the middle of a calendar year, Tenant shall be liable for only that portion of the Operating Expenses with respect to such calendar year within the Term.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of Operating Expenses already paid by Tenant as Additional Rent, and the amount of Operating Expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

Subject to the provisions of this paragraph and provided no Event of Default of Tenant exists, Tenant shall have the right, at Tenant's cost and expense, to examine all documentation and calculations prepared in the determination of Operating Expenses:

1.

Such documentation and calculation shall be made available to Tenant at the offices where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a written request from Tenant to make such examination.

2.	Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a statement of the actual amount of Operating Expenses.
3.

Any request for examination in respect of any Operating Year may be made no more than sixty (60) days after Landlord advises Tenant of the actual amount of Operating Expenses in respect of such period.

4.

Such examination may be made only by a national recognized independent certified public accounting firm approved by Landlord. Landlord approves Cyberlease, LLC as an examiner in connection with any such examination. Without limiting Landlord's approval rights, Landlord may withhold its approval of any examiner of Tenant who is, or has, within the last five years prior to Tenant's request, represented any other tenant in the Building or in other buildings owned by Landlord or an affiliate of Landlord, or any examiner of Tenant who is being paid by Tenant on a contingent fee basis.  .

As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination. Without limiting the foregoing, such examiners shall be required to agree that they will not represent any other tenant in the Building or in the other buildings owned by Landlord or an affiliate of Landlord.

If Landlord has not billed or invoiced Tenant for any Landlord’s Operating Expenses within three (3) years from the end of the calendar year in which the charge was incurred, Landlord shall have waived its right to such Additional Rent or charges and Tenant shall be relieved of all further liability for such payments.

2.7	Real Estate Taxes

Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Real Estate Taxes at the time and in the fashion herein provided for the payment of Annual Fixed Rent.  Landlord may make a good faith estimate of the Real Estate Taxes to be due by Tenant for any Tax Year or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Real Estate Taxes for such Tax Year or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Real Estate Taxes and deliver a copy of the estimate or re-estimate to Tenant.  Thereafter, the monthly installments of Tenant’s Share of Real Estate Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Year in question, Tenant shall have paid all of Tenant’s Share of Real Estate Taxes as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Real Estate Taxes are available for each Tax Year.  If the total of such monthly remittances is greater than Tenant’s Share of Real Estate Taxes actually due for such Tax Year, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of Additional Rent on account of Real Estate Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord.  If the total of such remittances is less than Tenant’s Share of Real Estate Taxes actually due for such Tax Year, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within ten (10) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate for the next Tax Year shall be based upon actual Real Estate Taxes for the prior Tax Year plus a reasonable adjustment based upon estimated increases in Real Estate Taxes.  The provisions of this Section 2.7 shall survive the expiration or earlier termination of this Lease.

Expenditures for legal fees and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Only Landlord shall have the right to institute tax reduction or other proceedings to reduce Real Estate Taxes or the valuation of the Building and the Site.

To the extent that Real Estate Taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Landlord estimated Real Estate Taxes for calendar year 2020 at $5.50 per rentable square foot,

Terms used herein are defined as follows:

(i)	“Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(iii)

“Real Estate Taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority (including, but not limited to, any tax, assessment or charge resulting from the creation of a special improvement district) on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property (including without limitation, if applicable, the excise prescribed by Massachusetts General Laws (Ter Ed) Chapter 121A, Section 10 and amounts in excess thereof paid to the City of Waltham pursuant to agreement between Landlord and the City) and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes, and any late fees, penalties, or interest due to Landlord’s failure to timely pay Real Estate Taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “Real Estate Taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

(iv)	If the Rent Commencement Date or the Expiration Date occurs in the middle of a Tax Year, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Year within the Term.

If Landlord has not billed or invoiced Tenant for any Real Estate Taxes within three (3) years from the end of the Tax Year in which the Real Estate Taxes were assessed, Landlord shall have waived its right to such Additional Rent or charges and Tenant shall be relieved of all further liability for such payments.

2.8	Premises Utilities Charges

2.8.1Electricity.

As part of Landlord’s Work (as defined in Exhibit B-1 attached hereto), Landlord shall install utility meters and/or check meters to monitor the usage of electricity in and/or serving the Premises (including, without limitation, electricity for lights, plugs and HVAC) (“Premises Electricity”). Tenant acknowledges that the electrical infrastructure serving the Premises will be delivered in “as-is” condition on the Commencement Date. Tenant shall be separately billed by Landlord for all such Premises Electricity without any mark-up over the actual cost of such electricity. Tenant shall pay to Landlord, in advance, on the first day of each and every calendar month during the Term, an amount reasonably estimated by Landlord from time to time to cover Tenant's monthly payments for Premises Electricity and Tenant shall pay such monthly charges to Landlord, as Additional Rent, in the fashion herein provided for the payment of Annual Fixed Rent. Beginning in the second (2nd) full Operating Year (as defined below), Landlord shall base such estimated payment amounts on Tenant's actual consumption of Premises Electricity during the immediately preceding Operating Year. After the end of each Operating Year, Landlord shall provide to Tenant a statement (each, an “Electric Statement”) of the actual amount of Premises Electricity consumed during the preceding Operating Year. Said Utility Statement to be rendered to Tenant also shall show, for the preceding Operating Year, the amount already paid by Tenant on account of Premises Electricity, and the amount remaining due from, or overpaid by, Tenant for such Operating Year covered by the Electric Statement based on the check meter readings taking into account and reflecting the monthly estimated payments made by Tenant pursuant to this Section. Within thirty (30) days after the date of delivery of such Electric Statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section with respect to the preceding Operating Year, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such overpayment within 60 days as aforesaid if the Term has ended and Tenant has no further monetary obligation to Landlord). Further, Landlord may send periodic statements during any Operating Year showing, for the preceding billing period(s), the costs of furnishing Premises Electricity to the Premises. If such periodic, mid-Operating Year statements show that Tenant's actual usage of Premises Electricity is greater or less than the preceding Operating Year's actual usage upon which Tenant's estimated payments are then being based, then Landlord may adjust such estimated payments accordingly for the remainder of such Operating Year (with the same true-up process set forth above to occur at the end of the applicable Operating Year). As used herein, “Operating Year” shall mean a period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Operating Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on December 31 of the same calendar year, and the last Operating Year of the Term hereof shall be the period commencing on January

1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

2.8.2Gas.

As part of Landlord’s Work, Landlord shall install a utility meter to monitor the usage of gas in and/or serving the Premises. Promptly following the Commencement Date, Tenant shall establish an account directly with the utility companies or providers and shall make payment, not later than the due date therefor, of all charges associated with the meter(s) measuring consumption of all gas in and/or serving the Premises for Tenant (including, without limitation natural gas associated with use of Tenant's Emergency Back-Up Equipment). Tenant further covenants and agrees to defend, save harmless and indemnify Landlord against all liability, cost and damage incurred by Landlord that arises out of or is in any way connected to Tenant's payment, nonpayment or late payment of any charges or deposits to such gas utility companies or providers.

2.8.3

Water.As part of Landlord’s Work, Landlord shall install a check meter to monitor the usage of water in and/or serving the Premises (“Premises Water”). Tenant shall be separately billed by Landlord for all such Premises Water. Tenant shall pay to Landlord, in advance, on the first day of each and every calendar month during the Term, an amount reasonably estimated by Landlord from time to time to cover Tenant's monthly payments for Premises Water and Tenant shall pay such monthly charges to Landlord, as Additional Rent, in the fashion herein provided for the payment of Annual Fixed Rent. Beginning in the second (2nd) full Operating Year, Landlord shall base such estimated payment amounts on Tenant's actual consumption of Premises Water during the immediately preceding Operating Year. After the end of each Operating Year, Landlord shall provide to Tenant a statement (each, a “Water Statement”) of the actual amount of Premises Water consumed during the preceding Operating Year. Said Utility Statement to be rendered to Tenant also shall show, for the preceding Operating Year, the amount already paid by Tenant on account of Premises Water, and the amount remaining due from, or overpaid by, Tenant for such Operating Year covered by the Water Statement based on the check meter readings taking into account and reflecting the monthly estimated payments made by Tenant pursuant to this Section. Within thirty (30) days after the date of delivery of such Water Statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section with respect to the preceding Operating Year, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment within 60 days as aforesaid if the Term has ended and Tenant has no further obligation to Landlord). Further, Landlord may send periodic statements during any Operating Year showing, for the preceding billing period(s), the costs of furnishing Premises Water to the Premises. If such periodic, mid-Operating Year statements show that Tenant's actual usage of Premises Water is greater or less than the preceding Operating Year's actual usage upon which Tenant's estimated payments are then being based, then Landlord may adjust such estimated payments accordingly for the remainder of such Operating Year (with the same true-up process set forth above to occur at the end of the applicable Operating Year).

2.8.4Utility Information.

Tenant shall provide Landlord, within ten (10) business days after written request therefor, with readily available information regarding Tenant's consumption of gas and/or other utilities at the Premises as may be reasonably required by Landlord in connection with any LEED or similar environmental grading system applicable to the Property or any Legal Requirements; provided that such information may not be requested by Landlord more than one (1) time in any given calendar year. The provisions of this Section shall survive for a period of two (2) years after the expiration or termination of this Lease.

2.9On-Site Generator

Landlord shall, as part of the Tenant Improvement Work, install, in the rooftop location shown on Exhibit D-1 attached or another location mutually agreed to by the parties (the “Generator Location”), one (1) 100KW emergency generator and equipment related thereto (collectively, the “Emergency Back-up Equipment”) for Tenant’s exclusive use. Landlord, at Landlord’s sole expense, shall be responsible for any dunnage or roof supports required to accommodate Tenant’s Emergency Back-Up Equipment. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Emergency Back-up Equipment, provided, however, Landlord will, at Tenant’s sole cost and expense, install the initial necessary utility connections between the Emergency Back-up Equipment and the Premises (which utility connections shall be deemed part of the Emergency Back-up Equipment). Landlord may, in its sole and absolute discretion, and at Landlord’s cost, relocate any or all of the Emergency Back-up Equipment to a location with comparable functionality. Tenant shall be responsible for the cost of repairing and maintaining the Emergency Back-up Equipment in good order, condition and repair and in compliance with Legal Requirements and, subject to the provisions of Section 8.13, for the cost of repairing any damage to the Property, or the cost of any necessary improvements to the Property, caused by or as a result of the replacement and/or removal of the Emergency Back-up Equipment.  Landlord makes no warranties or representations to Tenant as to the suitability of the Generator Location for the installation and operation of the Emergency Back-up Equipment.  Tenant shall comply with all reasonable rules and regulations in connection with the maintenance, operation and removal of the Emergency Back-up Equipment. Tenant will not be required to remove the Emergency Back-Up Equipment at the end of the Lease Term.

2.10	Signage

2.10.1Restrictions

Tenant shall have the right, at Tenant’s expense, to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the foregoing, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs may be put on or in any window or elsewhere if visible from the exterior of the Building. If Landlord installs a monument sign serving the Building (the “Monument Sign”), Tenant shall be entitled, at Tenant’s cost and expense, to one (1) non-exclusive sign panel on the Monument Sign. Tenant acknowledges and agrees that Tenant’s signage on the Monument Sign including, without limitation, the location, size, color and type, shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage on the Monument Sign, for the removal of Tenant’s signage from the Monument Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal.

2.10.2Building Directory

Landlord shall list Tenant within the directory in the Building lobby.  The initial listing shall be at Landlord’s cost and expense, and any changes to such directory listing shall be at Tenant’s cost and expense.  Tenant shall have the right, at Tenant’s cost and expense, to install a Building standard Tenant identification sign at the entrance to the Premises.

2.11	Tenant’s Access

From and after the Commencement Date and until the end of the Term, Tenant shall have access to the Premises, any freight elevators in the Building and the Building loading dock twenty-four (24) hours a day, seven (7) days a week, 365 days per year, subject to Landlord’s reasonable Building security requirements, causes beyond Landlord’s reasonable control, Legal Requirements, the rules and regulations, the terms of this Lease, Force Majeure (as defined in Section 9.27) and matters of record.  Without limiting the generality of the foregoing, any deliveries to the Building loading dock that are anticipated to take more than 1 hour during normal business hours should be scheduled in advance with Landlord’s property manager, provided that any deliveries to the Building loading dock outside of normal business hours will be self-managed by Tenant.

2.12Rooftop Premises

During the Term, subject to the availability of space thereon, Tenant shall have the right to use a portion of the rooftop of the Building designated by Landlord (the “Rooftop Premises”) for the installation of certain equipment (i.e., mechanical equipment, heat exchangers, antennas, satellite dishes, etc.) approved by Landlord and purchased and installed by Tenant in accordance with the terms of this Lease (any equipment installed within the Rooftop Premises, as the same may be modified, altered or replaced during the Term, is collectively referred to herein as “Tenant’s Rooftop Equipment”). Landlord’s approval of such equipment shall not be unreasonably withheld, conditioned or delayed provided Tenant demonstrates to Landlord’s reasonable satisfaction that the proposed equipment (i) does not interfere with any base building equipment operated by Landlord on the roof; (ii) will not affect the structural integrity of the Building or impact the roof or the roof membrane in any manner; (iii) shall be adequately screened so as to minimize the visibility of such equipment; and (iv) shall be adequately sound-proofed to meet all requirements of Legal Requirements and Landlord’s specified maximum decibel levels for equipment operations.  Tenant shall not install or operate Tenant’s Rooftop Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof, including compliance with the City of Waltham zoning requirements.  In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in connection with the installation, maintenance and operation of Tenant’s Rooftop Equipment.  Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Rooftop Premises or to Tenant’s Rooftop Equipment.  Tenant shall be responsible for the cost of repairing and maintaining Tenant’s Rooftop Equipment and the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of Tenant’s Rooftop Equipment.  Landlord makes no warranties or representations to Tenant as to the suitability of the Rooftop Premises for the installation and operation of Tenant’s Rooftop Equipment.  In the event that at any time during the Term, Landlord determines, in its sole but bona fide business judgment, that the operation and/or periodic testing of Tenant’s Rooftop Equipment interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, cause all further testing of Tenant’s Rooftop Equipment to occur after normal business hours.

ARTICLE III

Condition of Premises; Alterations

3.1	Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

ARTICLE IV

Landlord’s Covenants; Interruptions and Delays

4.1	Landlord Covenants

4.1.1Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in first class office/research/laboratory building/campus in the Boston West Suburban Market (except as may otherwise be expressly provided in said Exhibit C), subject to reimbursement in accordance with Section 2.6.  Landlord shall provide a dumpster and/or compactor at the Building loading dock for the use by tenants in the Building for the disposal of non-biohazard material.  All costs incurred by Landlord in connection with such dumpster and/or compactor shall be included in Operating Expenses as provided in Section 2.6.

4.1.2	Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in first class office/research/laboratory building/campus in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to

Landlord, as Additional Rent, the actual cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI, and subject to reimbursement as provided in Section 2.6, (i) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities as may be necessary to keep them in serviceable condition and (ii) to maintain the Building (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar office/research/laboratory building/campus properties in the Boston West Suburban Market.

4.1.4	pH System

Landlord shall provide and install, as part of the Tenant Improvement Work, one (1) pH neutralization system that will exclusively serve the Premises (the “pH neutralization system”) in the Garage of the Building in a room that contains the pH system of other tenants, which will contain approximately 300 gallons of capacity for each system, in one of the two (2) locations shown on Exhibit D-2 attached hereto.  Tenant shall obtain a wastewater treatment operator permit (a “MWRA pH Permit”) from the Massachusetts Water Resources Authority (“MWRA”) for its use of its pH neutralization system.  As part of the Landlord’s Work, the Premises shall be connected to the pH neutralization system, subject to the following conditions:

(1)

Tenant’s use of the pH neutralization system shall be at Tenant’s sole risk to the extent permitted pursuant to applicable laws (Landlord making no representation or warranty regarding the sufficiency of the pH neutralization system for Tenant’s use).

(2)

Tenant’s use of the pH neutralization system shall be undertaken by Tenant in compliance with all applicable laws, including, but not limited to the MWRA pH Permit, required in connection with such use by Tenant.

(3)

The pH neutralization system may be relocated by Landlord, at Landlord’s cost, to another area in the Building, provided that such relocated pH neutralization system shall provide comparable functionality and utility to the pH neutralization system in its existing location.

(4)	The use of the pH neutralization system shall be subject to the rules and regulations for the Building.

(5)

Tenant shall not introduce any substances or materials into the pH neutralization system which (x) are in violation of the terms of the MWRA pH Permit or any other MWRA permit, (y) are in violation of applicable laws, or (z) would interfere with the proper functioning of the pH neutralization system.

(6)

From and after the initial installation of the pH neutralization system by Landlord, Tenant agrees to maintain such system in good condition and repair, and Landlord shall have no obligation to provide any services, including, without limitation, electric current, to such system.

(7)

Tenant shall, at Tenant’s sole cost and expense, remove the pH neutralization system at the end of the Lease Term, and, subject to the provisions of Section 8.13, Tenant shall be responsible for the cost of repairing any damage to the Property, or the cost of any necessary improvements to the Property, caused by or as a result of the replacement and/or removal of the pH neutralization system.

4.2	Interruptions and Delays in Services and Repairs, Etc.

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 9.27 hereof), Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(a)Notwithstanding the foregoing, and for the sole purposes of this Section 4.2, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), (ii) as a result of such Service Interruption, all or any material part of the Premises (which, for the purposes hereof, shall be defined as any portion or portions of the Premises containing at least 50% of the Rentable Floor Area of the Premises in the aggregate) becomes untenantable so that for the Premises Untenantabilty Cure Period (as hereinafter defined) the continued operation in the ordinary course of Tenant’s business is materially adversely affected, and (iii) such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees, subtenants or contractors, then provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, Annual Fixed Rent shall thereafter be abated after the expiration of the Premises Untenantability Cure Period in proportion to the impact on the continued operation in the ordinary course of Tenant’s business until the day such condition is completely corrected (or such earlier date, if any, as Tenant shall reoccupy the Premises or the affected portion thereof for the conduct of its business); provided, however, that if any part of the Premises is not untenantable or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of abatement shall be equitably prorated.

(b)A Service Interruption will not be deemed to have occurred to the extent the same results from (x) the failure or inability of the applicable utility company to provide electrical, water, or sewer service to the point of connection for the Building (other than due to Landlord’s failure to maintain the corresponding building systems or applicable permits in accordance with applicable laws), (y) the negligent act or omission or intentional misconduct of Tenant (or any party claiming by, through or under Tenant) or (z) Tenant (or any party claiming by, through or under Tenant) introducing into the Premises personnel or equipment that overloads the capacity of any building systems or in any other way interferes with any building system’s ability to perform its proper functions (such as, by way of example, Tenant’s design, layout or occupancy level of the Premises in a manner which inhibits the HVAC system’s ability to perform in accordance with its manufacturer’s specifications).

For the purposes hereof:

(i)The “Premises Untenantabilty Cure Period” shall be defined as ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantabilty Cure Period shall be fifteen (15) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

(ii)The term “Essential Services” shall mean the following standard services in accordance with Landlord’s obligations under this Lease: elevator service, water and sewer service, HVAC service, condenser water, and/or electricity.

The rights granted to Tenant hereunder this Section 4.2 shall be Tenant’s sole and exclusive remedy resulting from a Service Interruption. This Section 4.2 shall not apply to matters arising as the result of a fire, casualty, taking, or other event as to which Article VI applies.

ARTICLE V

Tenant’s Covenants

Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1	Payments

To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall grant

Landlord access to Tenant’s account with such utility company or provider so that Landlord can review the utility bills relating to the Premises.

5.2	Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises, along with any equipment or systems located within the Premises or exclusively serving the Premises, in good order, repair and condition, reasonable wear and tear only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, damage by fire or taking under the power of eminent domain only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises with all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear only excepted, first removing all goods and effects of Tenant and the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers and partitions and, to the extent specified by Landlord pursuant to Section 5.13 hereof, all alterations and additions made by Tenant, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat.  Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the other buildings caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3	Use

Continuously from the commencement of the Term to use and occupy the Premises, subject to Force Majeure, for the Permitted Use only, and not to injure or deface the Premises, Building, the Site or any other part of the Property or the Office Park nor to permit in the Premises or on the Site any auction sale, vending machine, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office/research/laboratory building/campus of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.

5.4	Hazardous Materials

Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than Tenant’s Hazardous Materials (as hereinafter defined), provided that the same shall at all times be brought upon, kept or used in so-called ‘control areas’ (the number, size and location of which shall be reasonably determined by Landlord) and in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in the Premises in connection with its business, Tenant agrees to deliver to Landlord, within sixty (60) days of the Execution Date, a list identifying the types and quantities of Hazardous Materials that Tenant proposes to keep, maintain, use or store at the Premises (“Tenant’s Hazardous Materials”), which initial list of Tenant’s Hazardous Materials shall be subject to Landlord’s reasonable review and approval. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented.  On or before each anniversary of the Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 5.4, upon one (1) business day’s prior written notice (except that no notice shall be required in emergency situations). Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws, prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.  In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever (except for those contained, in accordance with Legal Requirements, in Tenant’s equipment, such as its imaging devices).

(a)

Environmental Laws Defined.  For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties of any Hazardous Material (hereinafter defined) into the air, surface water, sewers, soil or groundwater whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts.  Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Waltham and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

(b)

Hazardous Material Defined.  As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials.  The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

(c)

Chemical Safety Program.  Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable governmental authority.  Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) any applicable governmental authority with respect to such chemical safety program and (b) this Section 5.4.  Tenant shall obtain and maintain during the Term any permit required by any such applicable governmental authority.

(d)

Testing.  If any mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties in violation of the terms of this Lease (as defined in Section 8.1), then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the reasonable costs thereof (together with interest at the rate of two and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A., or its successor (but in no event greater than the maximum rate permitted by applicable law) until paid in full.  Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property.  In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties.  Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirement.  Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Tenant’s expense, to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices.  Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

(e)

Indemnity; Remediation.  Without limitation of the provisions of Section 8.1 below, Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties (i.e., Tenant bringing such Hazardous Material into the Premises), or (ii) from a breach by Tenant of its obligations under this Section 5.4.  This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response actions required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor or ground water on or under or any indoor air in the Building based upon the circumstances identified in the first sentence of this subsection.  The indemnification and hold harmless obligations of Tenant under this subsection shall survive the expiration or any earlier termination of this Lease.

Without limiting the obligations set forth above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable reportable quantity, any applicable reportable concentration and any other applicable standard set forth in any Environmental Law such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

Subject to the limitations of Section 9.3 hereof, Landlord agrees to defend with counsel first approved by Tenant (counsel appointed by Landlord’s insurance carrier shall be deemed approved by Tenant and for any other circumstances such approval shall not be unreasonably withheld or delayed), indemnify and save Tenant harmless from liability, loss and damage to persons or property and from any claims, actions, proceedings and expenses in connection therewith resulting from (x) Hazardous Materials that are present in the Premises or the Property as the result of the actions of Landlord, its employees, agents or contractors, and (y) Hazardous Materials that existed in, at or on the Premises or the Property prior to the Commencement Date; provided, however, that in no event shall the foregoing indemnity render Landlord liable for any loss or damage to Tenant’s Property and Landlord shall in no event be liable for indirect or consequential damages

In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i)

until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Expenses and Real Estate Taxes and (B) Annual Fixed Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined by Landlord in its reasonable discretion), and (2) Annual Fixed Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii)

Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws.  If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into, by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development and laboratory uses.

The provisions of this Section shall survive the expiration or earlier termination of this Lease.

(f)

Disclosures.  Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all permits and approvals required as a result of Tenant’s use or storage of any inflammable, combustible or explosive fluid, material, chemical or substance permitted by Landlord and/or Tenant’s Hazardous Materials; and (d) other information reasonably requested by Landlord.

(g)

Removal.  Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises.  Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

(h)

End of Term Obligations. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan defined below) to be issued.

At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to

Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”).  The Surrender Plan (i) shall be accompanied by a current list of (A) all required permits and approvals held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant.  In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request.  On or before the expiration of the Term, Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid.  Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.  Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report.  If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand.  Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Term.

(i)

Notwithstanding any provision of this Lease to the contrary, Tenant shall in no event have any liability (by way of indemnification or otherwise) for removal or remediation of any Hazardous Materials from the Premises or the Property or for any loss or damage, to the extent that such Hazardous Materials: (i) existed in, on or under the Premises or the Property, as the case may be, on the Commencement Date, or (ii) were placed or released in, on or under the Premises or the Property other than by the act or omission of Tenant or any Tenant Party, except to the extent (if any) Tenant or any Tenant Party exacerbates the same.

Landlord represents to Tenant that, to the best of Landlord’s actual knowledge as of the date of this

Lease, there are no Hazardous Materials in the Building or on the Site which are required to be removed or otherwise abated in accordance with applicable Hazardous Materials Laws.

5.5	Obstructions; Items Visible From Exterior; Rules and Regulations

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the other buildings or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations or the requirements of any customer handbook currently in existence or hereafter implemented, of which Tenant has been given notice, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such rules and regulations. If and to the extent there is any conflict between the provisions of this Lease and any rules and regulations or customer handbook for the Building, the provisions of this Lease shall control.

5.6	Safety Appliances

To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office/research/laboratory use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.7	Assignment; Sublease

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. If and so long as Tenant is a corporation with fewer than five hundred (500) shareholders or a limited liability company or a partnership, an assignment, within the meaning of this Section 5.7, shall be deemed to include one or more sales or transfers of stock or membership or partnership interests, by operation of law or otherwise, or the issuance of new stock or membership or partnership interests, by which an aggregate of more than fifty percent (50%) of Tenant’s stock or membership or partnership interests shall be vested in a party or parties who are not stockholders or members or partners as of the date hereof (a “Majority Interest Transfer”). For the purpose of this Section 5.7, ownership of stock or membership or partnership interests shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of any subsequent law. In addition, the following shall be deemed an assignment within the meaning of this Section 5.7: (a) the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, and (b) the establishment by the Tenant or a permitted successor or assignee of one or more series of (1) members, managers, limited liability company interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of the Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of the Tenant (or such successor or assignee), pursuant to §18-215 of the Delaware Limited Liability Company Act, as amended, or similar laws of other states or otherwise, or (2) limited partners, general partners, partnership interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of the Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of the Tenant (or such successor or assignee) pursuant to §17-218 of the Delaware Revised Uniform Limited Partnership Act, as amended, or similar laws of other states or otherwise (a “Series Reorganization”). Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Section 5.7 shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof. The limitations of this Section 5.7 shall be deemed to apply to any guarantor(s) of this Lease.

5.7.1

Notwithstanding the provisions of Section 5.7 above, in the event Tenant desires to assign this Lease or to sublet the whole or a portion of the Premises, Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.7.3 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 5.7.3 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.7.3 below, all other information necessary to make the determination referred to in said Section 5.7.3 and (e) in the case of a proposed assignment or subletting pursuant to Section 5.7.4 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.7.4.

5.7.2

In the event of a proposed assignment or sublet of forty percent (40%) or more of the Premises for the balance of the then remaining Term, Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant’s Proposed Transfer Notice (the “Acceptance Period”), to terminate this Lease with respect to the entirety of the Premises for any proposed assignment or with respect to the proposed sublease premises in the event of a proposed sublease pursuant to the foregoing, which termination shall be as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease with respect to the applicable Premises and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant with respect to the applicable Premises through the termination date. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 5.7.3, 5.7.5 and 5.7.6 shall be applicable. This Section 5.7.2 shall not be applicable to an assignment or sublease pursuant to Section 5.7.4.

5.7.3

Notwithstanding the provisions of Section 5.7 above, but subject to the provisions of this Section 5.7.3 and the provisions of Sections 5.7.5 and 5.7.6 below, in the event that (i) Landlord does not have a right to terminate the Lease (i.e. for any subleases of less than 40% of the Premises); or (ii) Landlord shall not have exercised the termination right as set forth in Section 5.7.2 or shall have failed to give any or timely notice under Section 5.7.2, then for a period of one hundred and twenty (120) days (i) after the Tenant’s Proposed Transfer Notice with respect to any sublease where Landlord does not have a right to terminate the Lease; and (ii) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (iii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.7.2 as the case may be, Tenant shall have the right to assign this lease or sublet the applicable Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)

provided Landlord then has space available meeting users’ requirements and timing, the proposed assignee or subtenant is an occupant of the Building or elsewhere within the Office Park or is in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere within the Office Park or is not of a character consistent with the operation of a first class office/research/laboratory building/campus (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b)	the proposed assignee or subtenant is not of good character and reputation, or

(c)	the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e)

the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden on elevators or other Building systems or equipment over the burden generated by normal and customary office/research/laboratory usage; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall be existing an Event of Default (defined in Section 7.1) or there have been three (3) or more Event of Default occurrences during the Term, or

(g)	[intentionally omitted], or

(h)

any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(i)	the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease, or

(j)

due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Property.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred and twenty (120) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.7.1 shall be applicable.

In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease to the contrary, partial sublettings of the Premises shall be subject to the following terms and conditions: (i) the layout of both the subleased premises and  the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations, including, without limitation, all requirements concerning access and egress;  and (ii) in the event the subleased premises are separately physically demised from the  remainder of the Premises, Tenant shall pay all costs of separately physically demising  the subleased premises and the creation of a common corridor to the extent necessary for  access and egress; and (iii) in no event shall there exist more than three (3) partial subleases (including sublease(s) to a Permitted Transferee) at any one time during the Term.

5.7.4	Notwithstanding the provisions of Sections 5.7, 5.7.2, 5.7.3 and 5.7.5, but subject to the provisions of Sections 5.7.1 and 5.7.6, Tenant shall have the right:

(x) to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation or which is under common control with Tenant, provided that such transfer or transaction is for a legitimate business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, or (ii) which purchases all or substantially all of the assets of Tenant, or (iii) which purchases all or substantially all of the stock of (or other ownership or membership interests in) Tenant or (iv) which merges or combines with Tenant, or

(y) to effect a Series Reorganization, or

(z)to engage in a Majority Interest Transfer,

provided that in any of the foregoing events described in clauses (y) and (z) above, the transaction is for a legitimate business purpose of Tenant other than the limitation or segregation of the liabilities of Tenant, and provided further that in any of the foregoing events described in in (x), (y) and (z) the entity to which this Lease is so assigned or which so sublets the Premises or the series established by the Series Reorganization has a credit worthiness (e.g. net assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than the Tenant as of the date of this Lease (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger or a Series Reorganization, in which case the surviving entity in the merger or the series to which this Lease has been designated shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent, affiliate or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent, affiliate or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

5.7.5

In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.7.4 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate prorations in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, legal fees and alteration allowances, in each case actually paid and expressly excluding the amount of any construction or other allowance provided by Landlord to Tenant), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

5.7.6

(A)It shall be a condition of the validity of any assignment or subletting consented to under Section 5.7.3 above, or any assignment or subletting of right under Section 5.7.4 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 5.7.4, such subtenant shall agree on a pro rata basis to be so bound), (b) to comply with the provisions of Sections 5.7 through 5.7.6 hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 8.13) as provided in Section 8.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B)As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1,000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request, not to exceed $2,500.

(C)If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.7 through 5.7.6 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D)The consent by Landlord to an assignment or subletting under Section 5.7.3 above, or the consummation of an assignment or subletting of right under Section 5.7.4 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E)[Intentionally Omitted]

(E)[Intentionally Omitted]

(F)Without limiting Tenant’s obligations under Section 5.13, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

5.8	Right of Entry

Landlord, and its duly authorized representatives, shall, upon no less than one (1) business day’s prior written notice (except in the case of emergency, in which case Landlord shall provide as much notice as is practicable), have the right to enter the Premises (i) at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 3.1, 4.1 and Exhibit B-1), (ii) to show and market the Premises to prospective tenants from and after such time as Tenant’s extension option has lapsed unexercised or, in the event Tenant has no extension option, during the twelve (12) months preceding expiration of the term of this Lease, and (iii) at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by Landlord or by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord.  The parties agree and acknowledge that, despite reasonable and customary precautions (which Landlord agrees it shall exercise), any property or equipment in the Premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of performing Landlord’s obligations.  Accordingly, Tenant shall take reasonable protective precautions with unusually fragile, vulnerable or sensitive property and equipment.

In the event Tenant sends a notice alleging the existence of a dangerous or unsafe condition, any requirements for prior notice or limitations on Landlord’s access to the Premises contained in this Lease shall be deemed waived by Tenant so that Landlord may immediately exercise its rights under this Section 5.8 and Section 9.16 in such manner as Landlord deems necessary in its sole discretion to remedy such dangerous or unsafe condition.

5.9	Floor Load; Prevention of Vibration and Noise

Not to place a load upon the Premises exceeding an average rate of 100 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.10	Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon “Tenant’s Property” (as defined in Section 8.4 hereof) in the Premises to whomever assessed.

5.11	Compliance with Laws

To comply with all applicable Legal Requirements now or hereafter in force regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Legal Requirements that relate to the Base Building (as hereinafter defined), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office/research/laboratory use, or alterations, additions or improvements in the Premises performed or requested by Tenant.  “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.  Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.11.

5.12	Payment of Litigation Expenses

As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor.

5.13	Alterations

Tenant shall not make alterations and additions to Tenant’s Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises (including, without limitation, from common lobbies within the Building) shall be in Landlord’s sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office/research/laboratory use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to documented commercially reasonable third party expenses without any mark-up incurred by Landlord to review Tenant’s plans and Tenant’s work. All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal at the time of Landlord’s review and approval of the plans pursuant to the foregoing.  All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry insurance in accordance with Section 8.14 herein and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any Real Estate Taxes on the Property which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by Tenant. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

Notwithstanding the terms of Section 5.13, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make alterations, additions or improvements to the Premises where:

(i)	the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii)	the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii)	the cost of any individual alteration, addition or improvement shall not exceed $100,000.00; and

(iv)	Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within fifteen (15) days after the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given at least thirty (30) days prior to the expiration or earlier termination of the Lease Term, may require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement at the expiration or earlier termination of the Lease Term.

5.14	Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

5.15	OFAC

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is fifty percent (50%) or more of Tenant owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is fifty percent (50%) or more of Tenant owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Landlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 8.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

5.16	Cleaning of Premises

Tenant shall be responsible, at its sole cost and expense, for janitorial and trash removal services and other biohazard disposal services for the laboratory areas of the Premises.  Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that such areas are at all times kept neat and clean.

5.17	Pest Control.

Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be inspected on a reasonably regular basis (but no more than once per month) or as needed, and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a reasonable manner, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation.  Tenant shall not permit any person to enter the Premises for the purpose of providing such inspection and/or extermination services, unless such persons have been approved by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned.  If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

5.18	Energy Conservation.

Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services (i) then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises, provided the same shall not come at a material cost to Tenant, or materially adversely affect Tenant’s use of the Premises for any of the Permitted Uses, or (ii) as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease.  Upon receipt of such notice, Tenant shall comply with the Conservation Program; provided, however, that Tenant shall not be required to incur material expenses in connection with such Conservation Program and/or such Conservation Program does not materially adversely interfere with Tenant’s operation of its business on the Premises in the ordinary course (including, but not limited to, laboratory operations).

5.19	Recycling.

Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”).  Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense so long as such programs are not a material increase in cost.

ARTICLE VI

Casualty and Taking

6.1	Damage Resulting from Casualty

In case the Building or the Site are damaged by fire or casualty such that the Premises cannot be occupied by Tenant and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred eighty (180) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than forty-five (45) days nor more than sixty (60) days after the date of notice of such termination.

In case during the last eighteen (18) months of the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding “Tenant’s Property” (as defined in Section 8.4 hereof), except as expressly provided in the immediately following paragraph of this Section 6.1) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Taxes according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds (plus any applicable deductible).

Notwithstanding the foregoing, if Landlord is proceeding with the restoration of the Building and the Premises in accordance with the previous paragraph, Landlord shall also restore any alterations, additions or improvements within the Premises that are part of Tenant’s Property (x) which have previously been approved by Landlord in accordance with the terms and provisions of this Lease or which are existing in the Premises as of the date of this Lease, and (y) with respect to which Tenant has carried “all risk” insurance covering the loss or damage in accordance with Section 8.4 below and pays the proceeds of such insurance (or an amount equivalent thereto) to Landlord within five (5) business days following Landlord’s written request); provided, however, that in no event shall Landlord be required to fund any insufficiency in the insurance proceeds (or equivalent amount) provided by Tenant with respect to such loss or damage (or to fund any of the costs of restoration in the absence of any payment by Tenant).

Unless such restoration is completed within one (1) year from the date of the casualty or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure (as defined in Section 9.27) (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such one-year (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect.

6.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3	Rights of Termination for Taking

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Taxes shall be abated for the remainder of the Lease Term.

6.4	Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Property and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof which conform with the provisions hereof.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

Default

7.1	Tenant’s Default
(a)	If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i)

Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) days after written notice from Landlord thereof; or

(ii)

Landlord having rightfully given the notice specified in subdivision (i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent, Additional Rent or other charges on or before the date on which the same become due and payable; or

(iii)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Sections 5.7 through 5.7.6 of this Lease; or

(iv)

Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance or any material violation of Section 5.4 hereof), and such failure continues for three (3) days after notice from Landlord to Tenant thereof; or

(v)

Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(vi)	Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii)

Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii)

A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of one hundred twenty (120) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of one hundred twenty (120) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)

If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)

In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use commercially reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office/research/laboratory space in the Building.

(d)

(i)In the alternative, Landlord may elect, by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages under subsection (c) above, but as final damages and in lieu of all other damages beyond the date of such notice, to require Tenant to pay such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the total rent and other charges which would have been payable by Tenant under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above (b) the discounted present value, at a discount rate of 6%, of the total rent and other charges that would be received by Landlord if the Premises were released at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord, plus all expenses which Landlord may have incurred with respect to the collection of such damages.

(ii)For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s Share of Real Estate Taxes, Tenant’s Share of Operating Expenses and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)

In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions, abatements or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the

Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f)

The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(g)

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.1, Landlord may elect to collect from Tenant, by notice to Tenant, given to Tenant at the time of termination and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent payable for the twelve (12) months ended next prior to such termination plus the amount of Annual Fixed Rent of any kind accrued and unpaid at the time of such termination.

7.2	Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

Insurance and Indemnity

8.1	Tenant’s Indemnity

(a) Indemnity. To the fullest extent permitted by law, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by a third party arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease

Term for so long after the end of the Lease Term as any of Tenant’s Property (as defined in Section 8.4) remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, or on common areas or the Office Park, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease. The indemnification rights of Landlord Parties provided in this Lease are their exclusive indemnification rights with respect to this Lease.  Landlord Parties waive any additional rights to indemnification they may have against Tenant Parties with respect to this Lease under common law.  Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages in fact result from matters included in Landlord’s indemnity in Section 8.1.1 of this Article.

(b) Breach. In the event that Tenant breaches any of its indemnity obligations hereunder: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including reasonable attorneys’ fees) incurred as a result of said breach, and the reasonable value of time expended by the Landlord Parties as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 8.1(b).

(c)No limitation. The indemnification obligations under this Section 8.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d)Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.

(e)Survival. The terms of this Section 8.1 shall survive any termination or expiration of this Lease.

(f)Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

(g)Landlord Parties and Tenant Parties. The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

8.1.1

Landlord’s Indemnity.  Subject to the limitations in Section 9.3 and in Section 8.2 and Section 8.13 of this Article, and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, licensees, invitees, agents, servants or employees, Landlord waives its right to contribution and agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to any person occurring in the Premises or in the Property after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or Landlord's employees, or from any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of Tenant, and Landlord shall in no event be liable for any indirect or consequential damages.  Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim.  The provisions of this Section shall not be applicable to (i) the holder of any mortgage now or hereafter on the Property or Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Property or Building), or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by either of the foregoing.  The indemnification rights of Tenant provided in this Lease are its exclusive indemnification rights with respect to this Lease.  Tenant waives any additional rights to indemnification it may have against Landlord Parties with respect to this Lease under common law.

8.2	Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Office Park as Tenant is given the right to use by this Lease at Tenant’s own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Office Park, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, any cyber attack affecting the Building, systems or any computer systems in the Premises, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Office Park, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Office Park, or from drains, pipes or plumbing fixtures in the Building or the Office Park. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or of the Building.

8.3	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $5,000,000 per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, in the Building or on the Property, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

8.4	Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of this Lease, and during such earlier or later time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as any of Tenant’s Property, remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of or have access to, any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” or equivalent type insurance coverage with respect to (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises, (ii) all additions, alterations and improvements made by or on behalf of the Tenant in the Premises (except to the extent paid for by Landlord in connection with this Lease) or existing in the Premises as of the date of this Lease (“Leasehold Improvements”), and (iii) any property of third parties, including but not limited to leased or rented property, in the Premises in Tenant’s care, custody, use or control, provided that such insurance in the case of (iii) may be maintained by such third parties, (collectively, “Tenant’s Property”).  At the request of Landlord, Tenant shall provide to Landlord a detailed description of the Leasehold Improvements made by or on behalf of Tenant and the cost thereof. The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any year during the Term, plus any Additional Rent due and payable for the immediately preceding year during the Term.  The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property.  In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work.  Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this section for Leasehold Improvements.  In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article VI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

8.5	Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term any of Tenant’s Property remains on the Premises or as Tenant or anyone acting by, through or under Tenant may use, be in occupancy of, or have access to the Premises or any portion thereof, (1) automobile liability insurance (covering any automobiles owned or operated by Tenant at the Site); (2) worker’s compensation insurance as required by law; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

Tenant shall also maintain Pollution Legal Liability (PLL) insurance with limits not less than $5,000,000 per occurrence covering loss arising out of on-site and off-site cleanup costs, on-site and off-site third-party bodily injury claims and third-party property damage claims must be maintained by Tenant from commencement of the Lease through the expiration of the Term.  The PLL policy shall provide “new conditions” coverage for any pollution conditions and/or releases of Hazardous Materials (i) first occurring during the Term, and (ii) arising out of Tenant’s use and occupancy of the Premises and the Property including, without limitation, the activities and operations of Tenant and Tenant’s agents, invitees, employees and contractors.  The PLL policy shall also explicitly include coverage for all non-owned disposal sites utilized by the Tenant for waste disposal and coverage for low-level and other radioactive materials associated with Tenant’s activities (if any).  In addition, the PLL policy shall not include an “insured v. insured” exclusion, any contaminant specific exclusions or any exclusions relating to specific activities/operations conducted by Tenant.

8.6	Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; and (2) contain a clause requiring the insurer to provide Landlord thirty (30) days’ prior written notice of cancellation or failure to renew.  All commercial general liability, excess/umbrella liability and automobile liability insurance policies shall be primary and noncontributory. No such policy shall contain any self-insured retention greater than $100,000.00 for property insurance and $25,000.00 for commercial general liability insurance. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 8.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor. Landlord reserves the right to use a third-party provider to administer the collection of Tenant’s insurance certificates and compliance with the insurance requirements hereunder.  In the event Landlord chooses to do so, Landlord’s service provider will contact Tenant using Tenant’s Email Address for Insurance Matters listed in Section 1.1 to provide further information.

8.7	Additional Insureds

To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 8.5 of this Lease or any other provision of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section 8.7 must provide coverage to the Additional Insureds that is primary and non-contributory.

8.8	Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, as of the date hereof, are attached as Exhibit H, however, other forms of certificates may satisfy the requirements of this Section 8.8). Failure by the Tenant to provide the certificates or letters required by this Section 8.8 shall not be deemed to be a waiver of the requirements in this Section 8.8. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

8.9	Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 8.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 8.9 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

8.10	No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Office Park and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Office Park or the property of Landlord in amounts reasonably satisfactory to Landlord.

8.11	Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Office Park or on the Property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

8.12	Landlord’s Insurance

(a) Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” or equivalent type insurance form, with customary exceptions, subject to such deductibles and self insured retentions as Landlord may determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Landlord’s Operating Expenses. Payment for losses thereunder shall be made solely to Landlord.

(b) Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Office Park, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Property. The cost of all such additional insurance shall also be part of the Landlord’s Operating Expenses.

(c) Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(d) No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

8.13	Waiver of Subrogation

To the fullest extent permitted by law, and notwithstanding any term or provision of this Lease to the contrary, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

8.14	Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section 8.14 shall name the Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section 8.14.

ARTICLE IX

Miscellaneous Provisions

9.1	Waiver

No waiver by Landlord of any condition of this Lease, nor any failure by Tenant to deliver any security deposit, letter of credit, pre-paid rent, financial information, guaranty or other item required upon the execution and delivery of this Lease, shall be construed as excusing satisfaction of any such condition or the delivery of any such item by Tenant, and Landlord reserves the right to declare the failure of Tenant to satisfy any such condition or deliver any such item an Event of Default under this Lease. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

9.2	Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

9.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record, including, without limitation, the matters described on Exhibit A attached hereof. Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same.

In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

In no event shall Landlord ever be liable to Tenant for any indirect or consequential damages or loss of profits or the like in connection with this Lease.

9.4	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 9.4 or Section 9.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit I then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 9.4. Further no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with the prior written consent of all holder(s) of such mortgages and ground leases, and any such payment without such consent shall not be binding on such holder(s).

9.5	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)

That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)

That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 9.3 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. If requested by Tenant, Landlord will use commercially reasonable efforts to get such purchaser to enter into a subordination, non-disturbance and attornment agreement in a form reasonably acceptable to Landlord, Tenant and such purchaser.

9.6	Surrender

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

9.7	Brokerage

(A)Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Broker, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Broker, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease, if any, designated in Section 1.1 hereof.

9.8	Invalidity of Particular Provisions

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.9	Provisions Binding, Etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

9.10	Recording; Confidentiality

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

9.11	Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.  Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

In the event Tenant’s mailing address for notices or any email address for Tenant contained in Article I should change during the Term, Tenant shall promptly notify Landlord of the same.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

9.12	When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represent and warrant to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

9.13	Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

9.14	Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request (Tenant hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with providing the same). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

9.15	Status Reports and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, on the request of Landlord made from time to time, will promptly furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Property or any potential purchaser of the Premises, the Building, the Site and/or the Property, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord, including, but not limited to financial statements for the past three (3) years; provided however that, with respect to financial statements of Tenant, if Tenant is a public company, Tenant shall only be obligated to direct Landlord to the website where such statements are available for copying. Notwithstanding the foregoing: (i) in no event shall Landlord request such statements more often than one (1) time per calendar year, unless such statements are requested by Landlord in connection with a sale or financing of the Building or an Event of Default by Tenant.  Any non-public financial statements shall be treated as confidential and may be disclosed only (a) as required by administrative, judicial or governmental order or decree, (b) to prospective purchasers and lenders (and their respective accounting, financial and legal advisors) subject to the aforesaid requirements of confidentiality, or (c) as may be required by Legal Requirements.  Any such status statement or financial statement delivered by Tenant pursuant to this Section 9.15 (or any financial statement otherwise delivered by Tenant in connection with this Lease or any future amendment hereto) may be relied upon by any Interested Party.

9.16	Self-Help

If Tenant shall at any time default in the performance of any obligation under this Lease (although notice and cure shall not be required either in an emergency or where Tenant has alleged in written notice to Landlord that an unsafe or dangerous condition exists),

Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of two and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A., or its successor (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

9.17	Holding Over

Any holding over by Tenant after the expiration or earlier termination of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the Holdover Percentage (as hereinafter defined) of the greater of (x) the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease; provided, however, that Tenant shall not be liable for consequential damages suffered or incurred by Landlord as a result of such hold over for the first thirty (30) days of such hold over. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity. The “Holdover Percentage” shall be 150% for the first sixty (60) days of such holdover, and 200% for any period of holdover after the first sixty (60) days.

9.18	Extension Option

(A)On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the option to extend and as of the commencement of the Extended Term (i) there exists no Event of Default, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than thirty-three percent (33%) the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 5.7.4 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth) for one (1) period of five (5) years as hereinafter set forth. The option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary, Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B)If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Exercise Notice”) to Landlord, not earlier than fifteen (15) months nor later than twelve (12) months prior to the expiration of the Term of this Lease exercising such option to extend. If

Tenant shall not have timely given Tenant’s Exercise Notice on or before the date twelve (12) months prior to the expiration of the Term of this Lease, then such option shall be void and of no further force and effect. Promptly after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit K) for such Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit K. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for such Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the Extended Term shall be equal to Landlord’s Rent Quotation.

(C)Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section 3.2 (B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term.

9.19	Security Deposit

Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of One Million Four Hundred Fifty-Two Thousand Five Hundred Nineteen and 00/100 Dollars ($1,452,519.00) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 9.19, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit F, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two

(2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than sixty (60) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date (including, without limitation, in the event of a notice of non-renewal from the issuer), Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 9.19. Any failure or refusal to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligation hereunder with regard to the security deposit. Upon the occurrence of any default of Tenant, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 9.19. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the lessor in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground lessor.

Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all outstanding Annual Fixed Rent and Additional, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 9.19, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

9.20	Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. Landlord agrees to waive the late charges due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment from Tenant within five (5) business days of the Due Date (provided further that if such payment is not received within the aforesaid five (5) business day period, interest on the Outstanding Amount will accrue as of the original Due Date). Any other late payments during that same calendar year shall be subject to the imposition of the late charge immediately following the Due Date as set forth above.

9.21	Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given. Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

9.22	Waiver of Trial By Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

9.23	Electronic Signatures

The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

9.24	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

9.25	Light and Air

Tenant agrees that no diminution of light, air or view by any structure (inside or outside the Building) which may hereafter be erected or modified (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

9.26	Name of Building

Tenant shall not use the name of the Building or Office Park for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building and/or the Office Park at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

9.27	Force Majeure

In the event Landlord or Tenant is in any way delayed, impeded, interrupted, stopped or prevented from performing any of its obligations under this Lease (except, with respect to Tenant, its obligations to give notice with respect to any option explicitly set forth in this Lease, to surrender the Premises as and when required by this Lease and to maintain insurance as required by this Lease) due to fire, casualty, act of God, epidemic, pandemic, breach of cyber security, strike, lockout, labor dispute or disruption, disruption in the supply chain or other inability by the exercise of reasonable diligence to obtain materials or parts, act of war, terrorism, breakdown, accident, civil commotion, laws, regulations, restrictions, orders, quarantines, construction moratoria or other action or inaction by any local, state or federal governmental or health authority (including, without limitation, any shelter-in-place orders, stay at home orders, occupancy restrictions or limitations or any restriction on travel related to the forgoing that preclude or restrict Landlord or Tenant or their agents, contractors or employees from accessing or using the Premises), or any other cause or event to the extent beyond such party’s reasonable control regardless of whether such cause or event is (i) related to the specifically enumerated causes or events in this paragraph or (ii) foreseeable or unforeseeable (each, an event of “Force Majeure”), such cause or event of Force Majeure shall excuse the performance of the obligation of such party under this Lease for a period equal to such delay, impediment, interruption, stoppage or prevention, including the time necessary to repair any damage caused by the Force Majeure event, if any.  Notwithstanding anything to the contrary contained in this Lease and for avoidance of doubt, in no event will (i) any party be entitled to claim Force Majeure due to any act or inaction within its reasonable control, (ii) financial hardship constitute an event of Force Majeure nor (iii) any event of Force Majeure in any way affect, excuse, suspend, reduce or abate the obligation of Tenant to timely pay all rent and other charges payable by Tenant pursuant to the terms of this Lease, except as expressly provided in Article VI or entitle either party to terminate this Lease, except as explicitly provided in Article VI.

9.28	Prevailing Party

In the event of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises or in connection with any bankruptcy case, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED in two or more counterparts each of which shall be deemed to be an original.

LANDLORD:

BXP Waltham Woods LLC,

a Delaware limited liability company

By:      Boston Properties Limited Partnership, a Delaware limited partnership, its non-member manager

                    By:      Boston Properties, Inc.,

                                a Delaware corporation,

                                its general partner

                                By: /s/ Patrick Mulvihill

                                Name: Patrick Mulvihill

                                Title: SVP

TENANT: Lyra Therapeutics, Inc., a Delaware corporationrtifiSStamp_1]]

By:	/s/ Maria Palasis
Name:	Maria Palasis
Title:	CEO
Hereunto duly authorized

EXHIBIT A

DESCRIPTION OF OFFICE PARK

Exhibit A

S:Legal\Waltham\880-890 Winter Street\Leases\Lyra (execution)

Exhibit A

S:Legal\Waltham\880-890 Winter Street\Leases\Lyra (execution)

EXHIBIT B-1

WORK AGREEMENT

1.1

Base Building Work. Landlord, using Building standard methods, new or like-new materials and finishes, and at Landlord’s sole cost and expense, shall perform the work more particularly set forth in Exhibit B2 attached hereto (the “Base Building Work”). As used herein, “Landlord’s Work” shall mean the Base Building Work and the Tenant Improvement Work (as hereinafter defined).

1.2Plans and Construction Process.

(1)	Landlord has entered into a contract with Perkins + Will (the “Architect”) at Landlord’s sole cost and expense to prepare and submit plans for the construction of the Tenant Improvement Work.

(2)

Landlord has submitted to Tenant, and Tenant has approved (i) a test-fit plan of Tenant’s proposed design of the Premises (the “Preliminary Test Fit”), a copy of which is attached  hereto as Exhibit B-3, (ii) an equipment matrix (the “Equipment Matrix”), a copy of which is attached hereto as Exhibit B-4, and (iii) a reflected ceiling plan (the “RCP Plan”), a copy of which is attached hereto as Exhibit B-5. Landlord shall have no responsibility for (and the Landlord’s Work shall exclude) the installation and connection of Tenant’s computer, telephone, other communication and/or audio visual equipment, systems, wiring, Tenant’s security system, or signage. For the avoidance of doubt, Landlord’s Work shall not include installation of Tenant’s furniture, fixtures, equipment and other personal property or any moving expenses or commissioning of lab equipment.

(3)

In order for the Architect to prepare the Design Plans and the Final Plans (each as hereinafter defined) and to perform the Tenant Improvement Work, Landlord must receive from Tenant and its consultants in a timely fashion, programming information, design input and the selection of finishes and materials from Landlord’s building standard selections.  Tenant and Tenant’s design consultants shall meet regularly with Landlord, Architect and other consultants during the design process for the Tenant Improvement Work.  Landlord will submit to Tenant requests for information and materials selections from time to time during the design process based on Landlord’s building standard material selections.  If Tenant fails to respond to Landlord’s requests for information within five (5) days after delivery by Landlord of such request, such failure shall constitute a Tenant Delay.

(4)

Landlord caused Architect to prepare a set of design drawings (the “Design Plans”) for the leasehold improvements in the Premises to prepare the Premises for Tenant's occupancy (the “Tenant Improvement Work”) consistent with the layout and scope of the Preliminary Test Fit and submitted to Tenant for approval on May 13, 2022, and

Exhibit B-1

Tenant approved such Design Plans on May 23, 2022 (said Design Plans approved by Tenant, the “Approved Design Plans”).  Notwithstanding anything herein to the contrary, Tenant expressly acknowledges and agrees that any changes requested by Tenant at any time to any submission of the Design Plans other than changes requested in good faith to ensure the Design Plans are consistent with the Preliminary Test Fit or to identify manifest errors which results in the Design Plans not being approved by the Design Plan Response Date shall constitute a Tenant Delay.

(5)

Landlord shall cause Architect to prepare final working drawings (the “Final Plans”) consistent with the Approved Design Plans and submitted to Tenant for approval no later than June 3, 2022, subject to postponement of such time period resulting from delays caused by Force Majeure or any Tenant Delay, which approval shall not be unreasonably withheld and if Tenant shall request any additions or changes be made to the Final Plans from the layout and scope of the Approved Design Plans and if Landlord reasonably determines such additions or changes may delay the estimated substantial completion of Landlord’s Work beyond the Estimated Commencement Date, it shall be deemed a Tenant Delay (said Final Plans, upon Tenant’s approval, the “Approved Plans”).  Within three (3) business days after Landlord shall have submitted (which submittal may be made electronically) such Final Plans to Tenant but in no event later than June 8, 2022 (time being of the essence and subject to extension due to any Landlord Delay (as such term is defined below)) (the “Plan Response Period”), Tenant shall notify Landlord in writing (x) that Tenant approves such Final Plans or (y) of any changes Tenant requires to such Final Plans (specifying in detail all changes), subject to Landlord’s approval of any such changes, which shall not be unreasonably withheld with respect to any non-structural changes that are consistent with the Approved Design Plans, do not increase the scope of work to be performed by Landlord and shown on the Approved Design Plans, provided, however, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes visible outside the Premises shall be in Landlord’s sole discretion. Tenant shall, upon at least three (3) business days advance request by Landlord, meet with Landlord and Landlord’s architect to prepare the Final Plans, the failure of which shall be deemed a Tenant Delay. Landlord shall submit a revised set of the Final Plans to Tenant after Tenant shall have notified Landlord of any changes to the Final Plans required by Tenant for its approval, and Tenant shall notify Landlord that Tenant approves such changes (or shall specify any further changes Tenant requires solely to implement the changes previously requested by Tenant) within three (3) business days thereafter.  If Tenant shall fail to give Landlord notice of Tenant’s approval of the Final Plans or any changes required thereto within the time periods set forth above, then Tenant shall be deemed to have approved the same.  Notwithstanding anything herein to the contrary, Tenant expressly acknowledges and agrees that any changes requested by Tenant at any time to any submission of the Final Plans other than changes requested in good faith to ensure the Final Plans are consistent with the Approved Design Plans or to identify manifest errors which results in the Final Plans not being approved by the expiration of the Plan Response Period shall constitute a Tenant Delay.

Exhibit B-1

(6)

Attached hereto as Exhibit B-6 is a list of those items identified by Landlord contained in the proposed plans which Landlord reasonably believes will constitute long lead items (the “Long Lead Item List”). Landlord will give to Tenant Landlord’s best, good faith estimate of the period(s) of any delay which would be caused by a long-lead item.  On or before June 3, 2022 (the “Long Lead Item Release Date”), Tenant shall have the right to either (a) request revisions to the construction plans for the Landlord’s Work to eliminate any such long-lead item or (b) authorize Landlord to construct the Tenant Improvement Work in accordance with the approved Final Plans including any such long-lead items (any such approved long-lead items being hereinafter called “Tenant Approved Long Lead Items”).  Landlord shall use commercially reasonable efforts to minimize any delays attributable to Tenant Approved Long Lead Items.  Without limiting the generality of the foregoing, Tenant acknowledges that (i) certain Tenant Approved Long Lead Items may still delay completion of the Tenant Improvement Work and thus result in a Tenant Delay even if Tenant does authorize them on or before the Long Lead Item Release Date, and (ii) any long lead items which are identified in Tenant’s Plans after the Long Lead Item Release Date may delay completion of the Landlord’s Work and thus result in a Tenant Delay.

(7)

Within 30 business days after Landlord’s receipt of the Final Plans, Landlord shall furnish to Tenant a written statement, or estimate thereof, as applicable, of all costs of the Tenant Improvement Work (the “Total Cost Notice”). Without limiting the generality of the foregoing, the Total Cost Notice shall include the specific components of the Cost of Tenant Improvement Work described in Section 1.4 below.

(8)

Within 5 business days after Landlord’s delivery of the Total Cost Notice, but in no event later than July 22, 2022, subject to extension due to any Landlord Delay (such date, the “Authorization to Proceed Date”), Tenant shall give Landlord written authorization to proceed with the Tenant Improvement Work in accordance with the Approved Plans (the “Authorization to Proceed”). Upon Tenant’s delivery of the Authorization to Proceed, the amount set forth in the Total Cost Notice shall be deemed to constitute the approved budget (the “Budget”) for the Tenant Improvement Work. In addition, Tenant shall, on or before the Authorization to Proceed Date, execute and deliver to Landlord any affidavits and documentation required in order to obtain all permits and approvals necessary for Landlord to commence and complete the Tenant Improvement Work on a timely basis (the “Permit Documentation”).

(9)	Intentionally Omitted.

(10)

Notwithstanding anything to the contrary herein, Tenant, and not Landlord, shall be responsible for all elements of the design of any and all plans prepared by the Architect related to or for the completion of the Tenant Improvement Work (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, sufficiency of the Premises for Tenant’s particular use or the configuration of the Premises), and Landlord's involvement in the design and approval process does not create any liability on behalf of Landlord with respect to, and shall in no event relieve

Exhibit B-1

Tenant of the responsibility for, such design. In the event that any such plans contain errors or omissions by Architect or the work described therein is not designed in compliance with applicable laws, Landlord, upon request of Tenant (which shall be a right but not an obligation of Tenant), and at the expense of Tenant, shall enforce the obligations of the Architect under the Architect's Contract for the benefit of Tenant (or if not prohibited by the Architect's Contract, Landlord shall, upon Tenant's request, assign the right to enforce the Architect's Contract directly to Tenant so that Tenant may undertake enforcement of the same oh its own behalf). Tenant shall pay any costs and expenses incurred by Landlord in enforcing the Architect's Contract at the request of Tenant within ten (10) days of demand as a condition to Landlord's obligation to so enforce the Architect's Contract. In the event Landlord elects to enforce the Architect's Contract and the same is not at the request of Tenant, Landlord shall do the same at Landlord's expense. For the avoidance of doubt, Landlord’s approval changes to the Design Plans or Final Plans, as contemplated by Sections 1.2(4) and 1.2(5) hereof, shall not create any responsibility or liability on the part of Landlord for their completeness, sufficiency, design or compliance with Legal Requirements, and shall not relieve Tenant of any of Tenant’s responsibility or liability hereunder.  For the avoidance of doubt, nothing set forth in this subsection (10) is intended to be and shall not be deemed to be a waiver of any claims Landlord or Tenant may have against Architect; provided however in no instance shall Tenant have the right to force Landlord to make a claim against Architect.

1.3	Contractor; Subcontractors.

(1)

Landlord shall enter into a contract for the Tenant Improvement Work (the “Contract”) with J. Calnan & Associates, Inc. (the “Contractor”), which Contract may be on the basis of a guaranteed maximum price (“GMP”).

(2)

Landlord will cause the Contractor to use reasonable efforts to obtain at least three (3) bids for any subcontract costing in excess of Two Hundred Thousand and 00/100 Dollars ($200,000.00); however, given the current market, Tenant acknowledges that it may not be possible to obtain more than one or two bidders with respect to portions of the Tenant Improvement Work. The selection of subcontractors for such portions of the Tenant Improvement Work shall be done on an “open book” basis as between Landlord and Contractor, and Tenant shall have the right to review all bid materials received by Contractor prior to the selection of a subcontractor. Landlord and Contractor shall reasonably cooperate with Tenant in the selection of such subcontractors, provided that in the event of any disagreement between the parties, Landlord shall have the right, in its sole but reasonable discretion, and acting in good faith, to make all final determinations regarding choices of subcontractors.

1.4

Costs of Tenant Improvement Work.  The “Cost of Tenant Improvement Work” shall be equal to all Hard Costs and Soft Costs incurred by Landlord in the performance of the Tenant Improvement Work. Without limiting the generality of the foregoing, and notwithstanding anything in this Work Agreement to the contrary, the Cost of Tenant

Exhibit B-1

Improvement Work shall include any and all additional or increased costs to perform the Tenant Improvement Work as a result of any errors, defects, discrepancies or inconsistencies in the Approved Plans. As used herein, “Hard Costs” shall mean all costs of performing the Tenant Improvement Work other than the Soft Costs, and “Soft Costs” shall mean the cost of installing wiring and cabling throughout the Premises. Hard Costs of the Tenant Improvement Work shall include, but not be limited to, the costs and expenses for performing, using, and/or obtaining, any or all of the following actions, items, and/or services related to the Tenant Improvement Work:

(1)	Any and all building permits and other governmental permits or approvals, and any application fees in connection therewith, necessary for the performance of Tenant Improvement Work;

(2)	Final connections to Building common utility system, including, as applicable:
a)	Electrical, including shutdown, re-energizing, temporary power and lighting (if required);
b)	Fire protection system connections, including shutdown and refilling, fire details;
c)	Fire alarm system connections, including final wire connections by Landlord, Landlord testing of Premises components prior to final connections, programming, troubleshooting of Tenant system;
d)	Domestic water connection if shutdown of common system is required;
e)	Utility submeters as required by code and/or Landlord.

(3)	Temporary utilities and other Landlord services provided to the Premises during Landlord’s performance of the Tenant Improvement Work, including:
a)	Connection to Landlord temporary power panel;
b)	Daily power consumption;
c)	Dumpsters;
d)	Loading docks;
e)	Hoisting;
f)	Portable toilets;
g)	Elevators;
h)	Roof/exterior wall penetrations, floor slab cutting and coring;
i)	Security and property management services for non-standard work hours.

(4)	Contractor’s insurance; and

(5)	Contingency.

Notwithstanding anything herein to the contrary, the Tenant Improvement Work shall not include the purchase and/or installation of furniture, fixtures and equipment (“FF&E”), and in no event shall Tenant be permitted to allocate any portion of the Tenant

Exhibit B-1

Improvement Allowance toward any such FF&E.

1.5

Tenant Improvement Allowance.  Landlord shall provide to Tenant a special allowance of up to Five Million, Nine Hundred Fifteen Thousand, Eight Hundred Ninety and 00/100 Dollars ($5,915,890.00) (i.e., the product of (i) Two Hundred and 00/100 Dollars ($205.00) and (ii) the Rentable Floor Area of the Premises) (the “Tenant Improvement Allowance”), which shall be used and applied by Landlord solely on account of the cost of the Tenant Improvement Work. In no event shall Landlord’s obligations to pay or reimburse Tenant for any of the costs of Tenant Improvement Work exceed the total Tenant Improvement Allowance. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Improvement Allowance for any purposes other than as provided in this Section 1.5. In addition, in the event that (i) Tenant is in default under the Lease or (ii) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Property arising out of any work performed by Tenant or any litigation in which Tenant is a party, then, from and after the date of such event (“Event”), Landlord shall have no further obligation to fund any portion of the Tenant Improvement Allowance and Tenant shall be obligated to pay, as Additional Rent, all costs of the Tenant Improvement Work in excess of that portion of the Tenant Improvement Allowance funded by Landlord through the date of the Event. Further, the Tenant Improvement Allowance shall only be applied towards the Cost of Tenant Improvement Work and in no event shall Landlord be required to make application of any portion of the Tenant Improvement Allowance towards Tenant’s FF&E, personal property, or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that the costs of the Tenant Improvement Work are less than the Tenant Improvement Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease.

1.6

Tenant’s Contribution to Cost of Tenant Improvement Work. Tenant shall be responsible for the difference in cost between the actual Cost of Tenant Improvement Work and the Tenant Improvement Allowance (the “Cost Differential”). By way of example only, and not limitation, if the Cost of Tenant Improvement Work is $10,000,000.00, then Tenant would be responsible for $4,084,110.00 (i.e., the sum of $10,000,000 – $5,915,890).

Tenant shall reimburse Landlord for the Cost Differential as follows:

Tenant shall pay Tenant’s Proportion (hereinafter defined) of the cost shown on each Tenant Requisition (hereinafter defined) within twenty (20) days of submission thereof by Landlord to Tenant until the entirety of Cost Differential has been paid for. “Tenant’s Proportion” shall be a fraction, the numerator of which is the Cost Differential and the denominator of which is the Budget, from time to time. A “Tenant Requisition” shall mean AIA Documents G702 and G703, duly executed and certified by the Contractor (accompanied by, without limitation, invoices from Landlord’s contractors, vendors,

Exhibit B-1

service providers and consultants (collectively “Landlord’s Contractors”)) showing in reasonable detail the costs of the item in question or of the improvements installed to date in connection with the Tenant Improvement Work. Landlord shall submit such requisition(s) no more often than monthly.

1.7

Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals subsequent to Tenant’s delivery of the Notice to Proceed (each, a “Change Proposal”). Any Change Proposal requesting a change to the Final Plans shall result in Landlord requesting design development level plans and specifications, identifying the requested change, which shall be completed by the Architect. Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (“Change Order Costs”) associated with such Change Proposal, which shall include the cost for the Architect to prepare plans, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within two (2) business days after receipt of Landlord’s Change Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such two (2) business day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Budget and shall be paid in the same manner as set forth in Section 1.6 of this Work Agreement.

1.8

Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s Architect, Landlord’s Contractor and/or Landlord’s Construction Representative for approvals or information in connection with Landlord’s Work, within three (3) business days of Tenant’s receipt of such request.

1.9	Tenant Delay; Landlord Delay

(1)	A “Tenant Delay” shall be defined as any of the following which result in an actual delay:

a)

Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative, including, without limitation, Tenant’s failure to approve the Final Plans on or before the expiration of the Plan Response Period, or to deliver the Authorization to Proceed to Landlord on or before the Authorization to Proceed Date or to timely provide Permit Documentation required to be submitted in connection with the application for a building

Exhibit B-1

permit for the Landlord’s Work within the timeframes set forth in this Work Agreement; or

b)	Tenant’s failure to meet with Landlord and Landlord’s architect to prepare the Final Plans as set forth in Section 1.2(3) of this Work Agreement;
c)

Tenant’s failure to provide the necessary information and/or selection of finishes and materials by the dates set forth on Schedule 1 attached hereto for the applicable design development stage for the Final Plans;

d)	Tenant’s failure to pay the Tenant Excess Costs, if any, in accordance with Section 1.5 hereinbelow;
e)

Any delay due to items of work for which there is a long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Premises and require additional time for receipt or installation; or

f)	Any delay due to changes, alterations or additions required or made by Tenant after the Authorization to Proceed Date including, without limitation, Change Orders; or

g)

Any other delays caused by Tenant, Tenant’s contractors, engineers, commissioning agents or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, furniture or commissioning.

(2)	Tenant Obligations with Respect to Tenant Delays.

a)

Tenant covenants that no Tenant Delay shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment.

b)	Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord’s Work is directly or indirectly increased as the result of any Tenant Delay.

c)

Any amounts due from Tenant to Landlord under this Section 1.9(2) shall be due and payable within thirty (30) days of billing therefor (except that amounts due in connection with Change Orders shall be paid as provided

Exhibit B-1

in Section 1.8), and shall be considered to be Additional Rent. Nothing contained in this Section 1.9(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.

(3)Landlord Delay.

a)

A “Landlord Delay” shall be defined as Landlord’s failure to timely meet its obligations under this Work Letter, including, without limitation, Landlord’s failure to provide Tenant with the Final Plans on or before June 3, 2022, with such failure resulting in an actual delay.

b)

In the event of any Landlord Delay, the time allotted to Tenant to undertake any action required of Tenant under this Work Letter shall be extended by an amount equal to the amount of such Landlord Delay before any penalties (including, but not limited to penalties due to a Tenant Delay) shall be imposed upon Tenant.

1.10	Substantial Completion of Landlord’s Work.

(1)

Landlord’s Obligations. Landlord shall use reasonable speed and diligence to achieve substantial completion of the Landlord’s Work (the “Substantial Completion Milestone”) by May 1, 2023 (the “Anticipated Substantial Completion Date”).  For purposes of this Work Agreement, the “Outside Completion Date” shall mean November 1, 2023. Without limiting any of Landlord’s other rights or remedies, the Anticipated Substantial Completion Date and the Outside Completion Date shall be extended on a day-for-day basis for each day of Tenant Delay and each day of Force Majeure, and shall be further extended for such periods of time as Landlord is delayed in proceeding with or completing any of the Landlord’s Work by reason of any act or failure to act of Tenant that interferes with Landlord’s construction of the Premises. If Landlord fails to comply with its obligations under this Section 10.1(1), then Landlord shall have no liability to Tenant, and Tenant shall have no claim against Landlord or right to terminate this Lease, except as follows:

If Landlord shall have failed to achieve the Substantial Completion Milestone on or before the date which is sixty (60) days subsequent to the Anticipated Substantial Completion Date (as such date may be extended pursuant to the prior paragraph), the Annual Fixed Rent and Tenant’s payments on account of Landlord’s Operating Expenses and Real Estate Taxes, shall be abated by one (1) day for each day beyond the date which is sixty (60) days subsequent to the Substantial Completion Date (as so extended) that the Substantial Completion Milestone has not occurred; and if Landlord shall have failed to achieve the Substantial Completion Milestone on or before the date which is one hundred ninety (90) days subsequent to the Anticipated Substantial Completion Date (as

Exhibit B-1

such date may be extended pursuant to the prior paragraph), the Annual Fixed Rent and Tenant’s payments on account of Landlord’s Operating Expenses and Real Estate Taxes shall be abated by two (2) days for each day beyond the date which is one hundred twenty (120) days subsequent to the Anticipated Substantial Completion Date (as so extended) that the Substantial Completion Milestone has not occurred; provided, however, that such rental abatement shall not continue beyond the Outside Completion Date regardless of whether Landlord’s Work is substantially complete as of such date.

If Landlord fails to achieve the Substantial Completion Milestone by the Outside Completion Date, then Tenant shall have the right to terminate the Lease by giving notice to Landlord of Tenant’s desire to do so before the earlier of (A) the date on which the Substantial Completion Milestone is achieved, and (B) the date that is thirty (30) days after the Outside Completion Date.  Upon the giving of any such notice of termination, the Term of this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within thirty (30) days after receipt of such notice, Landlord achieves the Substantial Completion Milestone.  Tenant’s right of termination shall be Tenant’s sole and exclusive remedy for Landlord’s failure to achieve the Substantial Completion Milestone by the Outside Completion Date.

(2)

Definition of Substantial Completion. The Premises shall be treated as having been substantially completed (and delivered to Tenant for the purposes of Section 3.1 of the Lease) on the date on which both of the following shall have occurred:

a)

The date on which the Architect issues a certificate (or would have issued such certificate except for Tenant Delays) that Landlord’s Work is substantially complete except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant’s use of the Premises (i.e. so-called “punch list” items), and Landlord has completed any required testing and balancing of the Landlord’s Work, such that Tenant is able to occupy the Premises, and

b)

The date Landlord has obtained a certificate of occupancy or signed permit card (or would have obtained such certificate or signed permit card except for Tenant Delays) from the applicable governmental authority, unless the failure to obtain such certificate or signed permit card is due to a Tenant Delay. Such certificate may be temporary, subject only to the completion of customary punch list items.

(3)

Incomplete Work. Landlord shall complete as soon as conditions practically permit any incomplete items of Landlord’s Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

Exhibit B-1

(4)

Early Access by Tenant. Landlord shall permit Tenant access for (a) installing Tenant’s trade fixtures and equipment in portions of the Premises thirty (30) days prior to the Commencement Date and when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations, and (b) commissioning Tenant’s equipment in the Premises fifteen (15) days prior to the Commencement Date and when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be at upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent and Additional Rent in respect of Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

(6)

Prohibition on Access by Tenant Prior to Actual Substantial Completion. If, prior to the date that the Premises are in fact actually substantially complete, the Premises are deemed to be substantially complete as a result of a Tenant Delay (i.e. and the Commencement Date has therefor occurred), Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Premises for the Permitted Use until the Premises are in fact actually substantially complete.

(7)

LEED. Tenant shall, in all instances, comply with Tenant requirements and responsibilities, including the following items (such following items being required as part of the LEED Core & Shell certification and energy code compliance):

▪	Tenant to institute a non-smoking policy in the building and will only smoke in designated areas that are at least 25 feet away from entries, outdoor air intakes and operable windows.

▪	Tenant to design to ASHRAE 55 for thermal comfort.

▪	Tenant to achieve interior lighting power density: 0.60 W/SF

▪	Tenant to install Fan Powered Terminal boxes with ECM motors in the perimeter areas. The fan power should be equal or less than 0.3 W/CFM.

▪	Tenant to install collection areas for recycling mixed paper, glass, plastics, metals, and corrugated cardboard.

Note that to the extent any of the above items are incorporated into the Design Plans or Final Plans, Tenant shall not request changes to such plans that would remove such items.

1.11Quality and Performance of Work

Exhibit B-1

All of Landlord’s Work shall be done in a good and workmanlike manner and in compliance with the Approved Plans (subject to any Change Orders), all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Article VIII of the Lease). All of Tenant’s work (including, without limitation, those items explicitly excluded from Landlord’s Work in Section 1.2(2) hereof) shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 of the Lease or any person hereafter designated in substitution or addition by notice to the party relying. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Work Agreement (if any) (i) not later than the end of the sixth (6th) full calendar month next beginning after the Commencement Date with respect to the heating, ventilating and air conditioning systems servicing the Premises, and (ii) not later than the third (3rd) full calendar month next beginning after the Commencement Date with respect to Landlord’s construction obligations under this Work Agreement not referenced in (i) above, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Agreement (if any). Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work contemplated under the Approved Plans and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid. Upon achieving the Substantial Completion Milestone, Landlord shall use commercially reasonable efforts to enforce on Tenant’s behalf the Contractor’s warranty under the Contract providing that Contractor will remedy any defect in the Tenant Improvement Work. Landlord shall use commercially reasonable efforts to, within a reasonable time after achieving the Substantial Completion Milestone, assign to Tenant any warranties, if any, issued to Landlord with respect to the Tenant Improvement Work.

Exhibit B-1

Exhibit B-2 (“Base Building Spec”)

See Attached

1.	PROJECT DESCRIPTION

One three-story, Class A research and development building including back-of-house and amenity uses. Project will also include one story of structured parking below grade.

2.	FOUNDATIONS

The structure is supported on a foundation of concrete spread footings, basement and foundation walls, and slabs on grade.

3.	STRUCTURE

A.	The structure was designed in accordance with the following live loads:

1.	Wind and seismic load in accordance with State Building Code.

2.	Floor live load 100 lbs for R+D/office/lab use.

3.	Mechanical equipment rooms -- actual weight of equipment.

4.	Roof -- 35 lbs. per square foot minimum and in accordance with governing building codes, plus allowances for specific drifting and equipment loads.

B.

The structure will consist of steel frame with composite steel and concrete floor; with longitudinal column spacing generally at 30’ on center. Floor to floor heights will allow generally for a suspended ceiling height in the R+D/office areas of approximately 10’0” A.F.F. on floors 1-3.

C.	Structure is fireproofed where required by the Building Code. Structural assemblies requiring fireproofing will be sprayed with a fireproofing system as provided by W. R. Grace & Co. or equal.

D.	Fire exit stairs are standard steel pan stair assemblies with painted steel handrails and concrete fill.

E.	Miscellaneous iron items (elevator sill angles, ladders, railings, loose lintels, expansion plates, toilet partition support frames, etc.) will be provided as needed.

F.	Roof Dunnage for base building mechanical equipment with areas specified for future Tenant equipment.

4.	ROOFING AND WATERPROOFING

A.	The roofing system will be one of the following; a mechanically fastened, heat welded thermoplastic system, EPDM, or TPO such as manufactured by Firestone, Carlisle or equal.
B.	Roof insulation will be rigid fiberglass board, applied with staggered joints conforming to requirements of the State Energy Code and acceptable for use with the system specified.

C.	Compatible roof walkway pads shall be provided for equipment access and servicing to base building equipment.

5.EXTERIOR WALLS

A.

The exterior wall system will consist of a combination of the following: light gauge metal framing with precast panel facade with punched window openings, metal panels, window wall, and/or curtain wall.

B.	Exterior entrance doors will be similar in construction to building window systems.

6.INTERIOR FINISHES

A.	Main Lobby

Floors:	A combination of sealed concrete flooring, stone and carpet inserts as dictated by the architectural finish design.

Walls:	Feature walls will be a combination of wall covering, tempered back painted glass, glass whiteboard, hydroponic living wall and drywall panels.

Ceilings:	A combination of painted exposed ceiling, gypsum board, metal panels, and ACT ceiling panels.

B.	Toilet Rooms

Floors:	Thin set ceramic tile, stone thresholds at door openings.

Walls:	Floor-to-ceiling ceramic tile on wet walls. Painted drywall and wallcovering on other walls.

Ceilings:	ACT ceiling panels.

Lavatory Counters:	Natural stone or other solid surface material with under-mount china lavatories.

C.	Interior side of exterior walls below the finished ceiling will be finished with 5/8” drywall prepared to receive paint. Windowsills will be drywall, wood, or part of the curtainwall system.

D.	Exit stair treads and landings will be sealed concrete. Stairwell walls will be painted drywall.

E.	Door frames will be 16 gage hollow metal. Doors will be 18 gauge, flush, 1-3/4” thick hollow metal at all areas. All doors and hardware shall comply with regulations of the Architectural Access Board.

F.

Interior core drywall surfaces will be 5/8” drywall prepared to receive paint. Interior hollow metal surfaces will receive one coat of primer and two coats of semi-gloss enamel. Architectural woodwork and wood doors will receive a sealer and clear polyurethane finish.

7.	SPECIALTIES AND EQUIPMENT

A.	A uniform building graphics system, consisting of a building identification sign and a building directory will be provided.

B.	Metal toilet cubicle enclosures will be floor mounted and of steel panel construction with baked enamel finish. Toilet cubicle enclosures will be similar or equal to those manufactured by Bobrick.

C.	Toilet room accessories will be similar or equal to those manufactured by Bobrick Company, all in accordance with regulations of Architectural Access Board.

8.	VERTICAL TRANSPORTATION

Elevator ID	Capacity (#)	Speed (FPM)	Elevator Type
PE1	3,000	150	MRL
PE2	3,000	150	MRL
PE3	3,000	150	MRL
SE1	5,000	200	MRL
SE2	5,000	200	MRL

Passenger Cab Finishes: Stainless steel border and base with carpet inset, and a combination of glass or metal paneling with stainless steel trim to match elevator doors and control panel. Metal ceiling canopy with recessed accent lighting.

Service Cab Finishes: Brush stainless steel cab front and door. Textured stainless steel walls and canopy. Polygal ceiling with fluorescent lighting.

9.	PLUMBING

A.

Domestic water system will be supplied by metered service from a public water main, with operating pressure augmented by pressure boosting equipment as required. Water piping will be copper tubing; hot water piping will be insulated. Electric domestic water heaters serving 1 to 3 floors with a recirculation system will be provided for toilet room hot water.

Water heaters shall be UL approved and have ASME approved storage tank where required by local code.

B.

   Sanitary system will drain to public sewer, and will serve all fixtures and equipment. Sanitary piping will be no hub cast iron or galvanized steel. Stubouts for Tenant plumbing requirements will be provided on each floor.

C.

   Storm water drainage system will serve all roofs, areaways and plazas, and will drain through pipes into city storm water system. Storm water drainage piping will be service weight, no hub cast iron or galvanized steel; horizontal runs will be insulated.

D.	Plumbing fixtures will be as manufactured by American Standard, Kohler, Crane, or equal. Water closets to be wall-carrier mounted. Low-flow water savings fixtures will be specified where possible.

E.	The building will have water coolers, specified for lead-free fabrication, compliant with ADA accessibility guidelines (Hi lo fountain).

F.	Frost-free hose bibs will be provided as required for exterior maintenance.

G.	Lab wet stack locations will be provided to each Tenant space. Each stack location will include the following: vents, tempered water, non-potable cold water, and lab waste sleeves.

H.	Landlord to provide sleeves in vertical pathway to common pH neutralization room.

I.	Metering for gas will be accomplished as follows:

Gas meters at the gas meter bank on the east side of the building for Base Building equipment.

10.	FIRE PROTECTION SYSTEM

A.

Fire standpipes will be supplied from fire pond with operating pressure augmented by pressure boosting equipment as required. Standpipes will be cross connected with siamese connections and hose vale connection for Fire Department use only. All piping, valves and equipment will be Underwriters’ Laboratories approved and labeled. Tamper switches will be provided on all main control valves. All hose outlet threads and connections will conform to local Fire Department criteria.

B.	Sprinkler heads will be NFPA approved.

C.

Automatic sprinkler system will be supplied from a fire pond with operating pressure augmented by pressure boosting equipment. The system will be designed so that all occupied space in the building will be fully sprinklered at a head density in accordance with light hazard occupancy. Standpipes will be sized to allow for ordinary hazard head density in R+D spaces. Sprinkler system is currently part of the project scope as it is anticipated that a certificate of occupancy will be needed prior to building occupancy by any tenants. The Base Building provides distribution piping and sprinkler heads for common areas such as mechanical rooms, toilets, etc. and the stairwells will be cross connected. Provide concealed heads at lobby, elevator lobbies and toilet rooms.

D.	Alarm and detection system are described under Section 12, Electrical Systems.

11.	HEATING, VENTILATING AND AIR CONDITIONS

A.	HVAC systems will be designed in accordance with the following performance criteria and anticipated load.
B.
1.

The HVAC systems will be capable of maintaining indoor conditions no higher than 76°, 50% RH when outdoor conditions are no higher than 91ºF DB and 73ºF WB, and no lower than 72ºF DB when the outdoor conditions are no lower than 7ºF DB. No provision for humidification is provided.

2.	HVAC supply and exhaust capacities are sized to provide 2 CFM/SF in R+D areas, and 0.3 CFM/SF in office areas of tenant space assuming a 50/50 R+D to Office split.

3.	The supply air handlers will deliver a supply air temperature between 55ºF and 62ºF to the space.

4.	Measured sound levels in the building when unoccupied and the system is operating at full load will not exceed the levels given below:

Lobbies and corridors:NC50

General offices:NC45

All other offices:NC40

C.	The following describes the HVAC system:

1.	Factory fabricated, rooftop packaged, DX cooled, Glycol Energy Recovery heated supply air handling units with energy recovery. Vertical supply air risers are provided.

2.	Factory fabricated, rooftop packaged, exhaust air handling units. Vertical exhaust risers are provided.

3.	Hot water heating system shall consist of a central gas fired hot water condensing boiler plant. Building heating hot water is circulated throughout the building via variable speed pumps package.

4.	Toilet room and mechanical room exhaust systems and associated ductwork and fans.

5.

Automatic temperature control system consisting of direct digital controls (DDC) and appurtenances for Base Building equipment. Connections of all base building fan coil units, VAV boxes, reheat coils, fans and associated systems, and tie into the Boston Properties Control Center.

6.	Stair pressurization and elevator hoistway pressurization supply and stair relief system where required to meet code.

7.

Acoustical duct lining for all return and transfer ductwork in mechanical equipment room and LP supply ductwork 10’-0” downstream of fan coil unit. Supply ductwork beyond lined ductwork shall be insulated with 1-1/2” duct insulation. Base Building ductwork shall be fully lined or insulated, where required for sound.

8.	Air distribution system consisting of ductwork, volume dampers, fire dampers, registers, diffusers and linear diffusers for base building core areas only.

9.	Air filtration provided in the rooftop units shall be rated for at least MERV 14.

10.	Testing and balancing of all Base Building air, water, and life safety systems to insure proper system operation.

11.	Base Building DDC system shall be compatible with measurement and verification levels required to meet LEED-CS v4.1, EA credits.

12.ELECTRICAL

A.	Electrical systems will be designed in accordance with the following anticipated loads:

1.	Lighting power requirements will be calculated on the basis of 0.6 watts per square foot of tenant space.

2.	Tenant receptacle and miscellaneous office power requirements will be calculated on the basis of 4.4 watts per square foot of tenant space assuming a 50/50 R+D to Office split.

3.	Tenant receptacle and miscellaneous R+D power requirements will be calculated on the basis of 14.4 watts per square foot of tenant space assuming a 50/50 R+D to Office split.

4.	Power requirements for HVAC and other fixed building equipment will be determined by the actual equipment installed.

B.	Vertical busway sized for loads described in section 12.A to be provided by Landlord.

C.

The electrical power distribution system will receive low tension power at 480/277 volts, 3 phase, 4 wire from the transformers, and will incorporate one or more main switchboards and all subsidiary panelboards (power, lighting, equipment) as required. The Base Building distribution system will supply power as follows:

1.	480 volts, 3 phase to all motors ½ horsepower and larger.

2.	277 volts, single-phase to all LED (and other discharge-type lamp) lighting fixtures.

3.	120 volts, single-phase to all incandescent lighting fixtures.

4.	120 volts, single-phase to all general convenience receptacle outlets.

5.	120 volts single-phase; 208 volts, single-phase; 208 volts, 3-phase to specific use “hard-wired” or receptacle outlets, as determined from the requirements of the appliances assigned to the outlets.

D.	Metering will be accomplished as follows:

Utility meters at customer station.

E.

Three-phase, dry type transformers (480 volt delta to 208/120 volt wye) will be used to provide power of voltages not available from direct connection to the main service. Transformers will be the self-cooled indoor type with Class H insulation and steel enclosures.

F.	The emergency and operational standby electrical power system will consist of (if required):

1.	Diesel Fired emergency generator(s) sized to meet the power demands of all Base Building emergency equipment.

2.	Gas fired operational standby generator sized to meet the power demands of all base building equipment and lab air exhaust system.

3.

An emergency power distribution system supplying the fixtures illuminating base building egress passages and stairs, exit signs, elevators, fire alarm system, fire pump, and stairwell pressurization fans, as required.

4.	Automatic transfer switches, which will connect the emergency power distribution system to the normal building distribution system and the emergency generator, as required.

G.

The automatic fire detection and alarm system will be electronically operated double-supervised, connected to the Fire Department, and provided with a battery backup. All components of the fire alarm system (fire command station, manual alarm stations, alarm indicators, automatic smoke and heat detectors, fan control relays, etc.) will be Underwriters’ Laboratories rated, and the system will comply with all requirements of the NFPA, ADA, governing building code and local authorities. Activation of a manual alarm station or an automatic detection device (waterflow switches, smoke detectors, etc.) will:

1.	Sound the evacuation signals and flash the alarm lamps throughout the building.

2.	Printout the device in alarm at the fire command center.

3.	Summon the municipal fire department.

4.	Activate smoke exhaust fans and/or shut down the HVAC system to prevent spread of smoke as appropriate.

Battery back-up failure or any disruption of the system wiring will sound an alarm at the system control panel.

H.

The base building will provide an area for the tenant’s telecommunications vendor. A 4” sleeve will be provided for tenant’s use. The sleeve will be located on each floor in the base building telecommunications closet.

13.    LEED COMPLIANCE

A.	The Landlord shall seek Core and Shell certification by the USGBC with target of not less than Silver certification.

Exhibit B-3 (“Fit Plan”)

See Attached

HAZARDOUS WASTE STORAGE
CYLINDER STORAGE
PACKAGING LAB
ENGINEERING MATERIALS LAB
ANALYTICAL/QC
CHEMISTRY LAB
GRINDING
JANITOR STORAGE
WAREHOUSE RECEIVING
CORRIDOR
CHEM SUPPORT, BIG DOI
FORMULATION
PPE
POST STERILE PACKAGING
GOWNING
CORRIDOR
BASE STRUCTURE
LACTATION RM
MECHANICAL COMPRESSED AIR/DRYER/VACUUM PUMPS/NITROGEN GENERATOR
WAREHOUSE FREEZERS
EST STOR CALIB SPARE PARTS RM
TECH. CLOSET/ SERVER RM
UPS RACKS
STOR.
TRIMMING/ DEVICE PACKAGING
OFFICE STO
MEETING
QA VAULT
HUDDLE CONF
HUDDLE CONF
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
PRINT
OFFICE
OFFICE
OFFICE
OFFICE
ENTRY
SPRAY COAT
OPEN OFFICE
BOARDROOM
CAFE
OPEN COLLAB.
OPEN COLLAB.
MEETING
MEETING
MEETING
MEETING

1 AREA A - LEVEL 2 - LYRA ENLARGED TEST FIT

1/8" = 1'-0"

FLOOR PLAN LEGEND

- EXISTING PARTITION TO REMAIN
- NEW PARTITION
- DOOR NUMBER, REFER TO DOOR AND HARDWARE SCHEDULE ON SHEET A62-01 FOR FURTHER INFORMATION
- PARTITION TYPE
- FIRE EXTINGUISHER / CABINET
- NOT IN SCOPE
- NIC - EQUIPMENT BY FUTURE TENANT
- EQUIPMENT TAG
- CARD READER

FLOOR PLAN NOTES

FLOOR PLAN GENERAL NOTES

1. REFER TO STRUCTURAL DWG'S FOR ALL UPGRADES TO STRUCTURE, INCLUDING BUT NOT LIMITED TO FLOOR SLAB ADDITIONS, FLOOR SLAB PENETRATIONS, STRUCTURAL REINFORCING, ETC.
2. REFER TO MECHANICAL DWG'S FOR ALL UPGRADES TO MECHANICAL EQUIPMENT.
3. REFER TO PLUMBING DWG'S FOR ALL UPGRADES TO PLUMBING EQUIPMENT AND PIPING.
4. REFER TO ELECTRICAL DWG'S FOR ALL UPGRADES TO ELECTRICAL EQUIPMENT.
5. REFER TO PARTITION TAGS ON PLAN FOR PARTITION TYPES.
6. ALL OUTSIDE CORNERS IN RECEIVING AREA AT LOADING DOCK TO HAVE CORNER GUARD CG1.
7. FIRE STOP ALL PENETRATIONS AT EXISTING AND NEW FIRE RATED PARTITIONS.
8. COORDINATE SHAFT AND FLOOR OPENINGS WITH MECHANICAL AND STRUCTURAL DWGS.
9. PATCH AND REPLACE OPENINGS AT SHAFTS TO MATCH EXISTING DRYWALL CONDITION.
10. COORDINATE ALL TRENCHING REQUIREMENTS WITH PLUMBING AND STRUCTURAL DWGS.
11. ALL DOORS TO BE 3'-0" FROM EDGE OF WALL U.N.O.
12. CENTER ELEVATOR DOORS IN WALL U.N.O.
13. ALL WALLS TERMINATING AT THE EXTERIOR ALIGN CENTER OF WALL WITH CENTER OF MULLION U.N.O.
14. V.I.F. SUPPORT BLOCKING TO SUPPORT HANGING MANUAL ROLLER SHADES. PROVIDE NEW BLOCKING AS APPLICABLE.
15. ATRIUM VOLUME TO MAINTAIN, WHERE NEW PARTITIONS AND GLAZING ARE SCHEDULED TO BE LOCATED IN EXISTING ATRIUM BOUNDARIES.

Perkins&Will

CONSULTANTS

McNAMARA SALVIA

BR+A

VHB

JENSEN HUGHES

HLB LIGHTING

COLBURN GUYETTE

IBI PLACEMAKING

880 WINTER STREET LAB REPOSITIONING PROJECT

LYRA THERAPEUTICS

Lyra Therapeutics, Inc.
480 Arsenal Way
Watertown, MA 02472

KEYPLAN

A

TRUE NORTH

DESIGN DEVELOPMENT

ISSUE CHART

TITLE

AREA A - LEVEL 2 ENLARGED PLAN

SHEET NUMBER

I44-12

Exhibit B-4 (“Equipment Matrix”)

See Attached

4034	BALANCE	METTLER	ME4002E	4	MFG-452	REL	EU	B	SPRAY COAT	0' - 8"	1' - 1"	1' - 1"	0' - 6"	0' - 6"	0' - 6"	10	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	3.7	1		SP	000	000	000	000	000	000	000	000
4035	BALANCE	SARTORIUS	BCE2202I-15	4	MFG-393	REL	EU	B	SPRAY COAT	0' - 8"	1' - 4"	0' - 5"	0' - 6"	0' - 6"	0' - 6"	38	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	-	1	21VA	SP	000	000	000	000	000	000	000	000
4036	STIR PLATE	STUART	SB301	4	MFG-359	REL	EU	B	SPRAY COAT	1' - 1"	1' - 3"	0' - 5"	0' - 6"	0' - 6"	0' - 6"	11	N	000	N/A	N/A	N/A	N/A	N/A	N/A		230	-	1	50W	SP	000	000	000	000	000	000	000	000
4037	SPRAY COATER	NACS	NACS GEN 2	2	MFG-337	REL	EU	F	SPRAY COAT	5' - 6"	3' - 8"	0' - 1"	0' - 6"	0' - 6"	0' - 6"	412	000	000	000	Y	000	000	000	000		220	-	1		UPS	000	000	N2 AND CA	000	000	000	000	000
4038	DRYING OVEN	CASCADE TEK	TVO-5-VC	2	MFG-336	REL	EU	F	TRIMMING/INSPECTION/PACKAGING	2' - 3"	2' - 11"	2' - 9"	0' - 6"	0' - 6"	0' - 6"	219	N	000	N/A	N/A	N/A	N/A	N/A	N/A		120	13	1		UPS	N/A	N/A	LN2 & CA	N/A	N/A	N/A	N/A	N/A
4039	DRYING OVEN	CASCADE TEK	TVO-5-VC	2	MFG-404	REL	EU	F	TRIMMING/INSPECTION/PACKAGING	2' - 3"	2' - 11"	2' - 9"	0' - 6"	0' - 6"	0' - 6"	219	N	000	N/A	N/A	N/A	N/A	N/A	N/A		120	13	1		UPS	N/A	N/A	LN2 & CA	N/A	N/A	N/A	N/A	N/A
4040	DRYING OVEN	CASCADE TEK	TVO-5-VC	2	MFG-405	REL	EU	F	TRIMMING/INSPECTION/PACKAGING	2' - 3"	2' - 11"	2' - 9"	0' - 6"	0' - 6"	0' - 6"	219	N	000	N/A	N/A	N/A	N/A	N/A	N/A		120	13	1		UPS	N/A	N/A	LN2 & CA	N/A	N/A	N/A	N/A	N/A
4041	SEALER	PACKWORLD USA	PW3424-5-22-06-D	4	MFG-428	REL	EU	B	TRIMMING/INSPECTION/PACKAGING	1' - 6"	1' - 6"	0' - 10"	0' - 6"	0' - 6"	0' - 6"	85	N	000	N/A	N/A	N/A	N/A	N/A	N/A		115	20	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4042	SEALER	PACKWORLD USA	PW3424-5-22-06-D	4	MFG-372	REL	EU	B	TRIMMING/INSPECTION/PACKAGING	1' - 6"	1' - 6"	0' - 10"	0' - 6"	0' - 6"	0' - 6"	85	N	000	N/A	N/A	N/A	N/A	N/A	N/A		115	-	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4043	MICROSCOPE	OLYMPUS	SZ61	4	MFG-451	REL	EU	B	TRIMMING/INSPECTION/PACKAGING	0' - 1"	0' - 1"	0' - 1"	0' - 6"	0' - 6"	0' - 6"	0	000	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	115	-	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4044	MICROSCOPE	LUXO	LX250	4	EN-155	REL	EU	B	TRIMMING/INSPECTION/PACKAGING	1' - 2"	0' - 11"	2' - 4"	0' - 6"	0' - 6"	0' - 6"	42	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	115	12.8	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4045	REFLOW STATION	BEAHM DESIGN	220B	4	MFG-361	REL	EU	B	TRIMMING/INSPECTION/PACKAGING	1' - 6"	1' - 10"	1' - 2"	0' - 6"	0' - 6"	0' - 6"	130	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	110	11.6	1		SP	000	000	000	000	000	000	000	000
4046	REFLOW STATION	BEAHM DESIGN	210A	4	MFG-148	REL	EU	B	TRIMMING/INSPECTION/PACKAGING	1' - 9"	1' - 11"	1' - 2"	0' - 6"	0' - 6"	0' - 6"	142	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	110	11.6	1		SP	000	000	000	000	000	000	000	000
4047	HPLC SYSTEM	WATERS	ALLIANCE	3	AN-050	REL	EU	B	ANALYTICAL/QC	1' - 11"	1' - 11"	2' - 9"	0' - 6"	0' - 6"	0' - 6"	170	Y	000	N/A	N/A	N/A	N/A	N/A	N/A		120	-	1		DEC/UPS	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4048	HPLC SYSTEM	WATERS	ALLIANCE	3	AN-057	REL	EU	B	ANALYTICAL/QC	1' - 11"	1' - 11"	2' - 9"	0' - 6"	0' - 6"	0' - 6"	170	Y	000	N/A	N/A	N/A	N/A	N/A	N/A		120	-	1		DEC/UPS	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4049	UPLC SYSTEM	WATERS	ARC	3	AN-058	REL	EU	B	ANALYTICAL/QC	1' - 11"	1' - 11"	2' - 9"	0' - 6"	0' - 6"	0' - 6"	191	Y	000	N/A	N/A	N/A	N/A	N/A	N/A		120	-	1		DEC/UPS	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4050	GC SYSTEM	THERMO FISHER	GC ULTRA	3	AN-004	REL	EU	B	ANALYTICAL/QC	2' - 1"	2' - 1"	3' - 2"	0' - 6"	0' - 6"	0' - 6"	168	Y	000	N/A	N/A	N/A	N/A	N/A	N/A		120	-	1		DEC/UPS	N/A	Y	N/A	N/A	N/A	N/A	N/A	N/A
4051	GC SYSTEM	THERMO FISHER	GC ULTRA	3	AN-043	REL	EU	B	ANALYTICAL/QC	2' - 1"	2' - 1"	3' - 2"	0' - 6"	0' - 6"	0' - 6"	168	Y	000	N/A	N/A	N/A	N/A	N/A	N/A		120	-	1		DEC/UPS	N/A	Y	N/A	N/A	N/A	N/A	N/A	N/A
4052	GC SYSTEM	THERMO FISHER	GC ULTRA	3	AN-044	REL	EU	B	ANALYTICAL/QC	2' - 1"	2' - 1"	3' - 2"	0' - 6"	0' - 6"	0' - 6"	168	Y	000	N/A	N/A	N/A	N/A	N/A	N/A		120	-	1		DEC/UPS	N/A	Y	N/A	N/A	N/A	N/A	N/A	N/A
4053	DSC SYSTEM	PERKIN ELMER	JADE	4	AN-006-1	REL	EU	B	ANALYTICAL/QC	1' - 2"	1' - 3"	0' - 7"	0' - 6"	1' - 3"	0' - 6"	48	Y	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	8.7	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4054	DSC CHILLER	PERKIN ELMER	SP COOLING ACCESSORY	2	AN-006-2	REL	EU	F	ANALYTICAL/QC	1' - 3"	1' - 9"	1' - 11"	0' - 6"	0' - 6"	0' - 6"	106	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	-	1		UPS	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4055	FTIR	PERKIN ELMER	SPECTRUM TWO	3	AN-061	REL	EU	B	ANALYTICAL/QC	1' - 5"	1' - 0"	1' - 1"	0' - 6"	0' - 6"	0' - 6"	48	Y	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	6.3	1		UPS	000	000	000	000	000	000	000	000
4056	TITRATOR	METTLER	C30	4	AN-032	REL	EU	B	ANALYTICAL/QC	3' - 4"	1' - 0"	1' - 8"	0' - 6"	0' - 6"	0' - 6"	56	N	000	N/A	Y	N/A	N/A	N/A	N/A	NEMA 5-15	120	-	1		SP	N/A	N/A	N2	N/A	N/A	N/A	N/A	N/A
4057	TITRATOR	METTLER	C30S	4	AN-060	REL	EU	B	ANALYTICAL/QC	3' - 4"	1' - 0"	1' - 8"	0' - 6"	0' - 6"	0' - 6"	56	N	000	N/A	Y	N/A	N/A	N/A	N/A	NEMA 5-15	120	-	1		SP	N/A	N/A	N2	N/A	N/A	N/A	N/A	N/A
4058	MICROFUGE CENTRIFUGE	BECKMAN COULTER	MICROFUGE 20R	4	AN-065	REL	EU	B	ANALYTICAL/QC	1' - 0"	2' - 1"	1' - 1"	0' - 6"	0' - 6"	0' - 6"	37	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	115	9.7	1		UPS	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4059	WATER BATH	CANNON INSTRUMENT COMPANY	CT-500 SERIES	4	AN-007	REL	EU	B	ANALYTICAL/QC	1' - 3"	1' - 5"	1' - 11"	0' - 6"	0' - 6"	0' - 6"	46	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	7.8	1		UPS	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4060	WATER BATH	VWR	10128-120	4	AN-047	REL	EU	B	ANALYTICAL/QC	1' - 2"	1' - 11"	1' - 4"	0' - 6"	0' - 6"	0' - 6"	56	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	9.4	1		UPS	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4061	WATER BATH	GRANT	LSB18US	4	AN-066	REL	EU	B	ANALYTICAL/QC	1' - 2"	1' - 11"	1' - 5"	0' - 6"	0' - 6"	0' - 6"	53	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	9.2	1		UPS	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4062	OVEN	VWR	414005-114	3	EN-133	REL	EU	B	ANALYTICAL/QC	1' - 9"	2' - 1"	2' - 8"	0' - 6"	0' - 6"	0' - 6"	94	N	000	N/A	Y	N/A	N/A	N/A	N/A	NEMA 5-15	120	-	1		UPS	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4063	MILLI Q WATER SYSTEM	MILLIPORE	MILLI-Q IQ 7000	4	AN-063	REL	EU	B	ANALYTICAL/QC	1' - 4"	1' - 10"	2' - 5"	0' - 6"	0' - 6"	0' - 6"	0	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	-	1		SP	Y	N/A	NPCW	N/A	N/A	N/A	N/A	N/A
4064	MICROFUGE CENTRIFUGE	BECKMAN COULTER	22R	4	CC-005	REL	EU	B	ANALYTICAL/QC	1' - 3"	1' - 11"	1' - 1"	0' - 6"	0' - 6"	0' - 6"	41	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	115	7.6	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4065	BALANCE	METTLER	MS105DU	4	AN-018	REL	EU	B	ANALYTICAL/QC	1' - 0"	1' - 6"	1' - 6"	0' - 6"	0' - 6"	0' - 6"	28	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	115	7.6	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4066	SONICATOR	BRANSON	3510R-DTH	4	AN-026	REL	EU	B	ANALYTICAL/QC	1' - 4"	1' - 0"	1' - 3"	0' - 6"	0' - 6"	0' - 6"	0	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	4.6	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4067	ORBITAL SHAKER	VWR	89032-096	4	CH-144	REL	EU	B	ANALYTICAL/QC	1' - 3"	1' - 6"	0' - 6"	0' - 6"	0' - 6"	0' - 6"	31	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	115	-	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4068	GLOVE BOX	N/A	N/A	4	N/A	REL	EU	B	ANALYTICAL/QC	4' - 5"	2' - 0"	2' - 3"	0' - 6"	0' - 6"	0' - 6"	69	N	000	N/A	N/A	N/A	N/A	N/A	N/A		-	-	1		-	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4069	ORBITAL SHAKER	COLE PALMER	51700-15	4	AN-067	REL	EU	B	FORMULATION	1' - 3"	1' - 6"	0' - 11"	0' - 6"	0' - 6"	0' - 6"	39	N	000	N/A	N/A	N/A	N/A	N/A	N/A	NEMA 5-15	120	11.6	1		SP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Exhibit B-5 (“RCP Plan”)

See Attached

① AREA A - LEVEL 2 - LYRA ENLARGED REFLECTED CEILING PLAN

1/8" = 1'-0"

REFLECTED CEILING PLAN LEGEND

- EXPOSED CEILING WITH K-13 SPRAY INSULATION
- DRYWALL CEILING / SOFFIT
- 2'X2' ACOUSTICAL CEILING GRID AND TILE
- 2'X4' ACOUSTICAL CEILING GRID AND TILE
- OUT OF SCOPE
- CEILING MATERIAL
- CEILING HEIGHT
- SPEAKER LOCATIONS
- RECESSED LINEAR SLOT
- RECESSED DOWNLIGHT (ROUND, SQUARE)
- SUSPENDED 4 FOLD FIXTURE
- DECORATIVE PENDANT LED
- RECESSED DOWNLIGHT - ROUND CAN 6"
- LED STRIP LIGHT
- CHAIN-HUNG LINEAR LED LIGHT 4', 8'
- TASK LIGHT (UNDER UPPER CABINETS)
- SUSPENSION DOWNLIGHT
- 2X4 TROFFER FIXTURE
- 1X4 TROFFER FIXTURE
- 2X2 TROFFER FIXTURE
- SUSPENDED LINEAR FOLD 4', 6', 8'

RCP NOTES

NOTES:

1. SURPLUS 'F' TYPE FIXTURES FROM LEVEL 2 AREA A AND C
   F11.8' = [illegible]
   F11.4' = [illegible]
2. TOTAL 'F' TYPE FIXTURES NEEDED FOR LYRA
   F11.8' = [illegible]
   F11.4' = [illegible]
3. TOTAL EXTRA 'F' TYPE FIXTURES NEEDED TO BE BOUGHT
   F11.8' = [illegible]
   F11.4' = [illegible]
4. ALL F11.8' AND F11.4' IN THE OPEN OFFICE, ENTRY AND OFFICE COMMON CORRIDORS TO BE AT [illegible] TO MATCH HEIGHT OF [illegible] FIXTURES IN ACT CEILING IN THE OPEN OFFICE.

RCP GENERAL NOTES

1. REFER TO SHEET I51-01 FOR CEILING DETAILS.
2. REFER TO REFLECTED CEILING PLAN LEGEND FOR ALL SYMBOLS.
3. REFER TO PARTITION TYPES FOR PARTITIONS TO DECK.
4. CENTER ALL CEILING MOUNTED DEVICES IN CEILING TILE, CEILING PANEL OR GWB CEILING IN WHICH THEY OCCUR, UNO.
5. VERIFY LOCATION OF AIR SLOTS, AIR SUPPLY AND RETURN DIFFUSERS AND COORDINATE WITH MECHANICAL CONTRACTOR.
6. VERIFY LOCATION OF ALL LIGHT FIXTURES AND COORDINATE WITH MEP/FP ELEMENTS PRIOR TO INSTALLATION.
7. REFER TO FP DRAWINGS FOR SPRINKLER SCOPE OF WORK.
8. REFER TO ELECTRICAL DRAWINGS FOR LIGHT FIXTURE QUANTITY, SPECIFICATION & TYPES.
9. NEW LIGHT SWITCHES ARE TO BE LOCATED [illegible] O.C. FROM THE DOOR TO A ROOM, TYPICAL.
10. MECHANICAL DEVICES SHALL NOT OCCUR ON ANY ACCENT GYPSUM BOARD CEILING ELEMENTS, UNO.
11. ALL CEILING GRIDS CENTERED IN ROOM, UNO.
12. EXIT SIGNS OUTSIDE OF SCOPE OF WORK TO BE CONFIRMED/COORDINATED WITH BUILDING OWNER AS REQUIRED.
13. ALL ACCESS PANEL LOCATIONS TO BE COORDINATED WITH ARCHITECT.
14. PROVIDE MANUAL ROLLER SHADE, MS-1, AT EXTERIOR GLAZING AT SCOPE AREA, TYP. PROVIDE BLOCKING.
15. PROVIDE A MOTORIZED ROLLER SHADE SYSTEM, MS-2, AT CONFERENCE ROOM [illegible]. PROVIDE BLOCKING, POWER.

Perkins&Will

CONSULTANTS

McNAMARA SALVIA

BR+A

VHB

JENSEN HUGHES

HLB LIGHTING

COLBURN GUYETTE

ISI PLACEMAKING

880 WINTER STREET LAB REPOSITIONING PROJECT

LYRA THERAPEUTICS

Lyra Therapeutics,Inc.
480 Arsenal Way
Watertown, MA 02472

KEYPLAN

A

TRUE NORTH

DESIGN DEVELOPMENT

MAY 05, 2021

ISSUE CHART

NO.	ISSUE	DATE
JOB NUMBER		[illegible]
CHECKED		Checker
APPROVED		Approver

TITLE

AREA A - LEVEL 2 ENLARGED RCP

SHEET NUMBER

I44-13

Exhibit B-6 (“Long Lead Item List”)

•	Fan coil units
•	Supplemental cooling systems
•	Nitrogen generators
•	pH neutralization systems
•	Lift Stations
•	Specialty lab gas piping
•	Eyewash Stations and Safety Showers
•	Fume Hoods
•	Casework
•	Phoenix Valves
•	Generator and ATS
•	Distribution Panels
•	Transformers
•	Light Fixtures
•	Clean rooms
•	Doors, frames, and hardware

EXHIBIT C

LANDLORD SERVICES

I.CLEANING

Cleaning and janitorial services shall be provided as needed Monday through Friday, exclusive of holidays observed by the cleaning company and Saturdays and Sundays.

A.OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.	Vacuuming, damp mopping of resilient floors and trash removal.

2.	Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place).

3.	High dusting and dusting of vertical blinds to be rendered as needed.

B.LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.	Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work.

2.	Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary.

3.	High dusting to be rendered as needed.

C.	MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS

Cleaning and janitorial services to be provided in the common areas of the building shall include:

1.	Trash removal, vacuuming, dusting and damp mopping of resilient floors and cleaning and sanitizing of water fountains.

2.	High dusting to be rendered as needed.

D.	WINDOW CLEANING

Exhibit C

All exterior windows shall be washed on the inside and outside surfaces semi-annually.

II.HVAC

A.	HVAC systems will be designed in accordance with the following performance criteria and anticipated load.

1.

The HVAC systems will be capable of maintaining indoor conditions no higher than 76°, 50% RH when outdoor conditions are no higher than 91ºF DB and 73ºF WB, and no lower than 72ºF DB when the outdoor conditions are no lower than 7ºF DB. No provision for humidification is provided.

2.	HVAC supply and exhaust capacities are sized to provide 2 CFM/SF in R+D areas, and 0.3 CFM/SF in office areas of tenant space assuming a 50/50 R+D to Office split.

3.	The supply air handlers will deliver a supply air temperature between 55ºF and 62ºF to the space.

III.ELECTRICAL SERVICES

I.	A.Electrical systems will be designed in accordance with the following anticipated loads:

5.	Lighting power requirements will be calculated on the basis of 0.6 watts per square foot of tenant space.

6.	Tenant receptacle and miscellaneous office power requirements will be calculated on the basis of 4.4 watts per square foot of tenant space assuming a 50/50 R+D to Office split.

7.	Tenant receptacle and miscellaneous R+D power requirements will be calculated on the basis of 14.4 watts per square foot of tenant space assuming a 50/50 R+D to Office split.

B.

In the event that Tenant has special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120 volts, or for any other usage, Landlord may at its option require the installation of separate metering (Tenant being solely responsible for the costs of any such separate meter and the installation thereof) and direct billing to Tenant for the electric power required for any such special equipment.

C.	Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant.

Exhibit C

IV.ELEVATORS

Provide passenger elevator and service elevator service.

V.WATER

A.	Provide domestic city water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

B.	Provide tempered water loop for emergency eye-wash stations.

VI.CARD ACCESS SYSTEM

Landlord will provide a card access system at all entry doors of the building and entry door to the tenant premises.

Exhibit C

EXHIBIT D

FLOOR PLAN

Exhibit D

EXHIBIT D-1

PLAN OF LOCATION OF EMERGENCY GENERATOR

[See attached]

Exhibit D

Tenant Generator will be located in this area
880 LEVEL ROOF - M
1/16" = 1'-0"

Perkins&Will

CONSULTANTS

TScan Therapeutics

McNamara Salvia

Jensen Hughes

Boston Properties

JCalnan

PROJECT

TSCAN THERAPEUTICS

880 WINTER STREET
WALTHAM, MA 02451

BOSTON PROPERTIES

CONSTRUCTION DOCUMENTS 11.29.2021

KEYPLAN

ISSUE CHART

TITLE

CONSOLIDATED ROOF PLAN

SHEET NUMBER

xH21-05

© 2021 Perkins and Will

Exhibit D

EXHIBIT D-2

PLAN OF LOCATION OF pH NEUTRALIZATION SYSTEM

Exhibit D

Tenant pH neutralization system to be located in one of these rooms

PARKING SPACES	COUNT
EXISTING TOTAL	96 (3 ACCESSIBLE PARKING SPACES, 9 COMPACT SPACES)
REMOVED	25
TOTAL PROPOSED	71 (3 ACCESSIBLE PARKING SPACES, 1 BEING A VAN ACCESSIBLE SPACE; 3 COMPACT SPACES

1 880 LEVEL - BASEMENT

FLOOR PLAN LEGEND

- EXISTING PARTITION TO REMAIN
- NEW PARTITION
- DOOR NUMBER. REFER TO DOOR AND HARDWARE SCHEDULE ON SHEET A62.01 FOR FURTHER INFORMATION
- PARTITION TYPE
- FIRE EXTINGUISHER / CABINET
- NOT IN SCOPE

FLOOR PLAN NOTES

XXX Indicates Sheet Keynote on Plan

FLOOR PLAN GENERAL NOTES

Perkins&Will

CONSULTANTS

McNAMARA SALVIA

BR+A

VHB

JENSEN HUGHES

HLB LIGHTING

ACENTECH

C+ CONSULTING ENGINEERS

IBI PLACEMAKING

880 WINTER STREET LAB REPOSITIONING PROJECT

bxp Boston Properties

Boston Properties
800 Boylston St
Boston, MA 02199

KEYPLAN

CONSTRUCTION DOCUMENTS-CORE & SHELL

ISSUE CHART

TITLE

BASEMENT LEVEL OVERALL PLAN

SHEET NUMBER

A10-00

Exhibit D

EXHIBIT E

FORM OF DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this day of , 202_, by and between BXP Waltham Woods LLC, a Delaware limited liability company (hereinafter “Landlord”), and Lyra Therapeutics, Inc., a Delaware corporation (hereinafter “Tenant”).

W I T N E S E T H T H A T:

1.This Agreement is made pursuant to Section [2.4] of that certain Lease dated [date], between Landlord and Tenant (the “Lease”).

2.It is hereby stipulated that the Lease Term commenced on [commencement date], (being the “Commencement Date” under the Lease), and shall end and expire on [expiration date], unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof by persons hereunto duly authorized, the date first above written.

LANDLORD:

BXP Waltham Woods LLC,

a Delaware limited liability company

By:      Boston Properties Limited Partnership, a

Delaware limited partnership, its non-member manager

           By:      Boston Properties, Inc.,

                       a Delaware corporation,

                       its general partner

                        By:_________________________

                        Name:_______________________

                        Title:________________________

TENANT:

Lyra Therapeutics, Inc., a Delaware corporation
By:
Name:
Title:
Hereunto duly authorized

Exhibit E

EXHIBIT F

FORM OF LETTER OF CREDIT

[Letterhead of a money center bank acceptable to the Owner]

[Please note the tenant on this Letter of Credit must match the exact tenant entity in the Lease]

[date]

[Landlord]

c/o Boston Properties LP

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Attn: Lease Administration, Legal Dept.

Ladies and Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of [Tenant] (“Applicant”), the aggregate amount of [spell out dollar amount] and [__]/100 Dollars [($)]. You shall have the right to make partial draws against this Letter of Credit from time to time.

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by [Landlord] (“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by an individual purporting to be an authorized agent of Beneficiary, certifying that such moneys are due and owing to Beneficiary, and a sight draft executed and endorsed by such individual.

This Letter of Credit is transferable in its entirety to any successor in interest to Beneficiary as owner of [Property, Address, City/Town, State]. Should a transfer be desired, such transfer will be subject to the return to us of this advice, together with written instructions. Any fees related to such transfer shall be for the account of the Applicant.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on [Final Expiration Date].

Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to

Exhibit F

Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to your account with another bank, we will only effect such payment by fed wire to a U.S. regulated bank, and we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

Very truly yours,

[Name of Issuing Bank]

By:__________________________

Name: _________________________

Title:__________________________

Exhibit F

EXHIBIT G

INTENTIONALLY DELETED

Exhibit G

EXHIBIT H

FORM OF CERTIFICATE OF INSURANCE

Exhibit H

ACORD

CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY)

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER.

IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

PRODUCER --- 109722-BLNK-GL-15-16	CONTACT NAME: PHONE (A/C, No, Ext): FAX (A/C, No): E-MAIL ADDRESS:	
	INSURER(S) AFFORDING COVERAGE	NAIC #
INSURED SAMPLE	INSURER A :	
	INSURER B :	
	INSURER C :	
	INSURER D :	
	INSURER E :	
	INSURER F :	

COVERAGES **CERTIFICATE NUMBER:** **REVISION NUMBER:**

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	TYPE OF INSURANCE	ADDL INSD	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
	COMMERCIAL GENERAL LIABILITY						EACH OCCURRENCE	$
	CLAIMS-MADE / OCCUR						DAMAGE TO RENTED PREMISES (Ea occurrence)	$
							MED EXP (Any one person)	$
							PERSONAL & ADV INJURY	$
	GEN'L AGGREGATE LIMIT APPLIES PER:						GENERAL AGGREGATE	$
	POLICY / PRO-JECT / LOC						PRODUCTS - COMP/OP AGG	$
	OTHER:							$
	AUTOMOBILE LIABILITY						COMBINED SINGLE LIMIT (Ea accident)	$
	X ANY AUTO						BODILY INJURY (Per person)	$
	ALL OWNED AUTOS / SCHEDULED AUTOS						BODILY INJURY (Per accident)	$
	HIRED AUTOS / NON-OWNED AUTOS						PROPERTY DAMAGE (Per accident)	$
								$
	X UMBRELLA LIAB / X OCCUR						EACH OCCURRENCE	$
	EXCESS LIAB / CLAIMS-MADE						AGGREGATE	$
	DED / RETENTION $							$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY						PER STATUTE / OTH-ER	
	ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH) Y/N: N	N/A					E.L. EACH ACCIDENT	$
	If yes, describe under DESCRIPTION OF OPERATIONS below						E.L. DISEASE - EA EMPLOYEE	$
							E.L. DISEASE - POLICY LIMIT	$

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (ACORD 101, Additional Remarks Schedule, may be attached if more space is required)

CERTIFICATE HOLDER	CANCELLATION
	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.
	AUTHORIZED REPRESENTATIVE of Marsh USA Inc.

© 1988-2014 ACORD CORPORATION. All rights reserved.

ACORD 25 (2014/01)

The ACORD name and logo are registered marks of ACORD

Exhibit H

ACORD®

EVIDENCE OF PROPERTY INSURANCE

DATE (MM/DD/YYYY)

THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS EVIDENCE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE ADDITIONAL INTEREST.

AGENCY / PHONE (A/C, No, Ext):	COMPANY
FAX (A/C, No): / E-MAIL ADDRESS:	
CODE: / SUB CODE:	
AGENCY CUSTOMER ID #:	
INSURED	LOAN NUMBER / POLICY NUMBER
	EFFECTIVE DATE / EXPIRATION DATE / ☐ CONTINUED UNTIL TERMINATED IF CHECKED
	S REPLACES PRIOR EVIDENCE DATED:

Enter text: The named insured(s) as it/they will appear on the policy declarations page.

PROPERTY INFORMATION

LOCATION/DESCRIPTION

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

COVERAGE INFORMATION

COVERAGE / PERILS / FORMS	AMOUNT OF INSURANCE	DEDUCTIBLE

REMARKS (Including Special Conditions)

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.

ADDITIONAL INTEREST

NAME AND ADDRESS	☐ MORTGAGEE ☐ ADDITIONAL INSURED ☐ LOSS PAYEE
	LOAN #
	AUTHORIZED REPRESENTATIVE

ACORD 27 (2009/12)

© 1993-2009 ACORD CORPORATION. All rights reserved.

The ACORD name and logo are registered marks of ACORD

Exhibit H

EXHIBIT I

LIST OF MORTGAGES

None.

Exhibit I

EXHIBIT J

Intentionally Omitted

Exhibit J

EXHIBIT K

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the Lease to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1.

Tenant’s Request. Tenant shall send a notice to Landlord in accordance with Section 9.18 of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years’ experience dealing in properties of a nature and type generally similar to the Building located in the Boston West Suburban Market, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2.

Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.	Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.

Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the Extended Term. Such annual fair market rental value determination (x) may include provision for annual increases in rent during said Extended Term if so determined, (y) shall take into account the as-is condition of the Premises and (z) shall take account of, and be expressed in relation to, the payment in respect of taxes and operating costs and provisions for paying for so-called tenant electricity as contained in the Lease. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the “Prevailing Market Rent.”

5.

Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

6.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

Exhibit K

7.

Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then Tenant’s broker shall alone make the determination of the Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been reasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the Boston Bar Association, as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the said Boston Bar Association, and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Exhibit K